STOCK PURCHASE AND SALE AGREEMENT

                                     BETWEEN

                           VOYAGER GAS HOLDINGS, L.P.
                                   ("Seller")

                             VOYAGER GAS CORPORATION
                                   ("Company")

                                       and

                                ABC FUNDING, INC.
                                    ("Buyer")

                                      as of

                                  MAY 22, 2008

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I.    DEFINITIONS AND INTERPRETATION...................................1
     1.1      Defined Terms....................................................1
     1.2      References.......................................................1
     1.3      Articles and Sections............................................1
     1.4      Number and Gender................................................1

ARTICLE II.   PURCHASE AND SALE................................................2
     2.1      Purchase and Sale................................................2
     2.2      Base Consideration; Cash Portion; Consideration Shares...........2
     2.3      Deposit..........................................................2
     2.4      Adjustments to the Cash Portion..................................3
     2.5      Unregistered Shares; Legends; Registration.......................3

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF SELLER.........................4
     3.1      Representations and Warranties of Seller as to Seller............4
     3.2      Representations and Warranties of Seller and the Company
              as to the Company................................................5
     3.3      Representations and Warranties of Seller and the Company
              as to the Assets................................................15
     3.4      Disclaimer......................................................19

ARTICLE IV.   REPRESENTATIONS AND WARRANTIES OF BUYER.........................20
     4.1      Representations and Warranties of Buyer.........................20

ARTICLE V.    ACCESS; DUE DILIGENCE...........................................23
     5.1      Access to Records...............................................23
     5.2      Operational and Environmental Assessment........................24
     5.3      Defects, Environmental Conditions and Related Adjustments.......24
     5.4      Preferential Purchase Rights and Consents to Assign.............26

ARTICLE VI.   OTHER MATTERS PRIOR TO CLOSING..................................27
     6.1      Operations......................................................27
     6.2      Conduct of Business.............................................28
     6.3      Casualty Event..................................................29
     6.4      Publicity.......................................................30
     6.5      Exclusivity.....................................................30
     6.6      Compliance with Conditions......................................30
     6.7      Mutual Assurances...............................................31


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     6.8      Notification of Certain Matters.................................31
     6.9      Continuation of the Company's Existing Indemnification
              Obligations.....................................................31
     6.10     Termination of Certain Agreements...............................31
     6.11     Discharge of Debt...............................................31
     6.12     Hedging Transactions............................................32
     6.13     Resignation of Officers and Directors...........................32
     6.14     2008 First Quarter Unaudited Financial Statements;
              Supplemental Unaudited Financial Statements.....................32
     6.15     Employee Matters................................................33
     6.16     Filing of Proxy/Information Statement; Amendment to Buyer's
              Articles of Incorporation..........33

ARTICLE VII.  CONDITIONS; TERMINATION; REMEDIES...............................33
     7.1      Conditions Precedent to Seller's and the Company's
              Obligation to Close.............................................33
     7.2      Conditions Precedent to Buyer's Obligation to Close.............34
     7.3      Termination.....................................................35
     7.4      Remedies........................................................36

ARTICLE VIII. CLOSING ........................................................36
     8.1      Closing.........................................................36
     8.2      Preliminary Settlement Statement................................36
     8.3      Actions at Closing..............................................36

ARTICLE IX.   POST CLOSING MATTERS............................................38
     9.1      Final Settlement Statement......................................38
     9.2      Records.........................................................38
     9.3      Further Cooperation.............................................39
     9.4      Confidentiality.................................................39
     9.5      Gauging and Strapping...........................................39
     9.6      Name Change.....................................................40

ARTICLE X.    TAX MATTERS.....................................................40
     10.1     Tax Returns.....................................................40
     10.2     Transfer Taxes..................................................40
     10.3     Cooperation.....................................................41
     10.4     Tax-Sharing Agreements..........................................41

ARTICLE XI.   SURVIVAL; INDEMNIFICATION.......................................41
     11.1     Survival........................................................41
     11.2     Indemnity as Sole Remedy........................................41
     11.3     Indemnities of Buyer............................................42
     11.4     Indemnities of Seller...........................................42
     11.5     Limitations on Indemnities......................................42


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     11.6     Assertion of Claims; Notices; Defense; Settlement...............43
     11.7     Limitation on Damages...........................................44
     11.8     Additional Indemnification of Buyer.............................44

ARTICLE XII.  MISCELLANEOUS...................................................45
     12.1     Exhibits........................................................45
     12.2     Expenses........................................................45
     12.3     Assignment......................................................45
     12.4     Notices.........................................................45
     12.5     ENTIRE AGREEMENT; CONFLICTS.....................................46
     12.6     Amendment.......................................................47
     12.7     Waiver; Rights Cumulative.......................................47
     12.8     GOVERNING LAW; CONSENT TO JURISDICTION..........................47
     12.9     Severability....................................................47
     12.10    Arbitration.....................................................48
     12.11    Counterparts....................................................49

SCHEDULES
---------
Schedule 1.1         - Defined Terms
Schedule 3.1(d)      - Seller's Litigation
Schedule 3.1(e)      - Required Consents and Approvals - Seller
Schedule 3.1(f)      - Seller's Compliance with Laws
Schedule 3.2(d)      - Company Litigation
Schedule 3.2(e)      - Required Consents and Approvals - Company
Schedule 3.2(f)      - Matters Relating to the Shares
Schedule 3.2(g)      - Company Financial Statements
Schedule 3.2(i)      - Current Company Accounts Receivable
Schedule 3.2(j)      - Material Changes
Schedule 3.2(l)(iii) - Company Tax Returns
Schedule 3.2(o)      - Company Insurance Policies
Schedule 3.2(p)      - Company Compliance with Laws
Schedule 3.2(q)      - Company Employee Matters
Schedule 3.2(r)      - Employee Benefit Matters
Schedule 3.3(f)      - Preferential Purchase Rights; Consents to
                       Assignment-Assets
Schedule 3.3(j)      - Environmental Matters
Schedule 3.3(l)        Contracts Not Terminable Upon 30 Days Notice
Schedule 3.3(m)      - Imbalances and Similar Matters
Schedule 3.3(o)      - AFEs; Commitments for Expenditures
Schedule 3.3(p)      - Drilling Obligations
Schedule 3.3(q)      - Areas of Mutual Interest and Similar Matters
Schedule 3.3(r)      - Company Hedges
Schedule 4.1(j)(iii) - Buyer Outstanding Securities
Schedule 4.1(j)(iv)  - Buyer's Subsidiary
Schedule 4.1(l)      - Buyer Adverse Event or Liability
Schedule 4.1(m)      - Buyer's Outstanding Indebtedness
Schedule 8.3(h)      - Seller's Opinion of Counsel
Schedule 8.3(j)      - Buyer's Opinion of Counsel
Schedule 9.1         - Working Capital Methodology


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EXHIBITS
--------
Exhibit A            - Assets
   Exhibit A-1       - Leases
   Exhibit A-2       - Wells; Working Interests and Net Revenue Interests;
                       Allocated Values
   Exhibit A-3       - Real Property Interests
   Exhibit A-4       - Contracts
Exhibit B            - Terms of Registration Rights Agreement


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                        STOCK PURCHASE AND SALE AGREEMENT

      THIS STOCK PURCHASE AND SALE AGREEMENT ("Agreement") is executed as of this 22nd day of May, 2008, by Voyager Gas Holdings, L.P., a Texas limited partnership ("Seller"), Voyager Gas Corporation, a Delaware corporation (the "Company"), and ABC Funding, Inc., a Nevada corporation ("Buyer").

                                    RECITALS

      WHEREAS, Seller owns all of the issued and outstanding shares of common stock, par value $.01 per share, of the Company; and

      WHEREAS, the Company is the owner of certain oil and gas properties and assets located in the State of Texas described more particularly herein;

      WHEREAS, Seller desires to sell and transfer, and Buyer desires to purchase and pay for, all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the "Shares").

      NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, the Company, and Buyer agree as follows:

                                   ARTICLE I
                         DEFINITIONS AND INTERPRETATION

      1.1 Defined Terms. In addition to the terms defined in the introductory paragraph and the Recitals of this Agreement, for purposes hereof, the capitalized expressions and terms set forth in Schedule 1.1 and the cover page(s) for Exhibit A shall have the meanings set forth therein, unless expressly indicated otherwise. Other terms may be defined elsewhere in this Agreement and shall, for purposes hereof, have the meanings so specified, unless expressly indicated otherwise.

      1.2 References. The words "hereby," "herein," "hereinabove," "hereinafter," "hereinbelow," "hereof," "hereto," "hereunder," and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular article, section, or provision of this Agreement. References in this Agreement to articles, sections, exhibits, or schedules are to such articles, sections, exhibits, or schedules of this Agreement unless otherwise specified.

      1.3 Articles and Sections. This Agreement, for convenience only, has been divided into articles and sections. The rights and other legal relations of the parties hereto shall be determined from this Agreement as an entirety and without regard to the aforesaid division into articles and sections and without regard to headings prefixed to such articles and sections.


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      1.4 Number and Gender. Whenever the context requires, reference herein made to a single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Words denoting sex shall be construed to include the masculine, feminine, and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as applicable, unless otherwise indicated.

                                   ARTICLE II
                                PURCHASE AND SALE

      2.1 Purchase and Sale. Subject to the terms hereof, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller and pay for, the Shares. The transfer of the Shares from Seller to Buyer shall be effective as of the Effective Time.

      2.2 Base Consideration; Cash Portion; Consideration Shares.

            (a) The base consideration (the "Base Consideration") for all of the Shares shall be FORTY-TWO MILLION AND NO/100 DOLLARS ($42,000,000.00). The Base Consideration shall be payable as follows: (i) THIRTY-FIVE MILLION AND NO/100 DOLLARS ($35,000,000.00) in cash (the "Cash Portion"), plus or minus the adjustments provided for in Section 2.4, and (ii) 17,500,000 shares of Buyer's common stock, par value $0.001 per share (the "Consideration Shares"), having an agreed upon value of SEVEN MILLION AND NO/100 DOLLARS ($7,000,000.00).

            (b) The Base Consideration, plus or minus the adjustments to the Cash Portion provided for in Section 2.4, shall be referred to herein as the "Adjusted Consideration."

            (c) The Adjusted Consideration paid upon the surrender of the Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares. After the Closing Date, there shall be no further registration of transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Closing Date.

      2.3 Deposit. Concurrently with the execution of this Agreement, Buyer has delivered to Seller, by bank wire transfer of immediately available U.S. funds into the account designated by Seller to Buyer in writing, the sum of EIGHT HUNDRED THOUSAND AND NO/100 DOLLARS ($800,000.00) (the "Deposit"). The Deposit shall be held in a money-market or similar interest-bearing account of the Company at Bank of Texas, N.A., and shall bear interest at the rate or rates established for such account from time to time by Bank of Texas, N.A. If the transactions contemplated herein are consummated in accordance with the terms hereof, the Deposit, plus the earned interest, shall be credited against the Adjusted Cash Portion to be paid by Buyer at the Closing. If this Agreement is terminated by Buyer or Seller in accordance with Section 7.3, the Deposit shall be returned to Buyer or retained by Seller as provided in Section 7.4. If the Deposit is returned to Buyer, or if Buyer receives credit for same against the Adjusted Cash Portion paid at Closing, such payment or credit, as applicable, shall be in the amount of the Deposit plus the amount of such earned interest.


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      2.4 Adjustments to the Cash Portion. The Cash Portion shall be subject to adjustment as of the time of the Closing as provided hereinafter (as so adjusted, the "Adjusted Cash Portion"). The Adjusted Cash Portion shall equal the Cash Portion:

            (a) plus the amount of the value of all merchantable Hydrocarbons produced from or allocable to the Assets existing in pipelines, storage tanks, or other processing or storage facilities upstream of the delivery points to the relevant purchasers as of March 31, 2008, the quantity of such Hydrocarbons to be determined as provided in Section 9.5, and the value thereof to be based on the contract price applicable to the relevant category of Hydrocarbons in effect as of March 31, 2008, (or the market value, if there is no contract price, as of March 31, 2008), less, to the extent applicable, amounts payable as royalties, overriding royalties, and other burdens upon such Hydrocarbons and production, severance, and similar Taxes deducted by the purchaser of such Hydrocarbons;

            (b) plus, to the extent that it is a positive amount, the amount of the Working Capital of the Company;

            (c) less permitted reductions (if any) provided for in Section 5.3 and Section 5.4;

            (d) less an amount equal to all amounts to be paid by the Company to pay and discharge in full all indebtedness of the Company under the Bank Credit Agreement as of March 31, 2008, together with any penalty or premium incurred by the Company for prepayment of such indebtedness;

            (e) less an amount equal to the aggregate amount of all fees, costs, and expenses paid or payable by the Company to all advisors, counsel, accountants, engineers, and other consultants and representatives of Seller or the Company in connection with the transactions contemplated in this Agreement; and

            (f) less or plus, as applicable, any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Buyer as being an adjustment to the Cash Portion.

All adjustments to the Cash Portion provided for in this Section 2.4 shall be determined without duplication and on an accrual basis, in accordance with GAAP consistently applied.

      2.5 Unregistered Shares; Legends; Registration. The Consideration Shares to be issued to Seller as contemplated in Section 2.2(a) will not be registered under the Securities Act or registered or qualified for sale under any state securities Law and cannot be resold without registration or an exemption under the Securities Act. Such shares will therefore be "restricted securities" as defined in Rule 144 under the Securities Act. Each certificate representing the Consideration Shares shall bear a restrictive legend referencing the Securities Act. At the Closing, Seller and Buyer will execute the Registration Rights Agreement relating to the Consideration Shares.


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                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

      3.1 Representations and Warranties of Seller as to Seller. Subject to the matters disclosed in the Schedules to this Agreement, Seller represents and warrants to Buyer as follows:

            (a) Seller is a limited partnership duly organized and validly existing under the Laws of the State of Texas. The general partner of Seller is VGH GP, L.L.C., a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Texas. Seller has all requisite power and authority to own and operate its property (including, without limitation, the Shares) and to carry on its business as now conducted.

            (b) Seller has full capacity, power, and authority to enter into and perform this Agreement and the transactions contemplated herein. The execution, delivery, and performance by Seller of this Agreement have been duly and validly authorized and approved by all necessary limited partnership action on the part of Seller, and this Agreement and the documents executed in connection herewith are, or upon their execution and delivery will be, the valid and binding obligations of Seller and enforceable against Seller in accordance with their terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            (c) The execution, delivery, and performance by Seller of this Agreement and the consummation of the transactions contemplated herein will not
(i) conflict with or result in a breach of any provisions of the organizational documents of Seller, (ii) result in a default or the creation of any Lien or give rise to any right of termination, cancellation, or acceleration under any of the terms of any Asset, note, bond, mortgage, indenture, license, or other agreement, document, or instrument to which Seller is a party or by which Seller or its property may be bound, or (iii) violate any order, writ, injunction, judgment, decree, or Law applicable to Seller or its property.

            (d) Except as set forth on Schedule 3.1(d), there is no Claim by any Person or Governmental Authority (including, without limitation, expropriation or forfeiture proceedings), and no legal, administrative, or arbitration proceeding pending or, to Seller's Knowledge, threatened against Seller or any of its property, or to which Seller is a party, that reasonably may be expected to have a Material Adverse Effect on the ability of Seller to consummate the transactions contemplated in this Agreement.

            (e) Except as set forth in Schedule 3.1(e), and except for approvals by Governmental Authorities customarily obtained after the Closing, no authorization, consent, approval, exemption, franchise, permit, or license of, or filing with, any Governmental Authority or any other Person is required to authorize, or is otherwise required by any Governmental Authority or any other Person in connection with, the valid execution and delivery by Seller of this Agreement, the transfer of the Shares to Buyer, or the performance by Seller of its other obligations hereunder.


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

            (f) Except as set forth in Schedule 3.1(f), Seller has complied in all material respects with all Laws applicable to Seller, its business, and its properties (other than Environmental Laws, as to which Seller's sole representations and warranties are set forth in Sections 3.3(j) and 3.3(k), and Laws relating to Taxes, as to which Seller's sole representations and warranties are set forth in Section 3.2(l)). Seller has not received notice from any Governmental Authority or other Person that Seller is in violation of or not in compliance with any such applicable Law.

            (g) Seller is the sole owner, beneficially and of record, of title to all of the Shares, free and clear of all Liens, equities, proxies, options, or restrictions, other than restrictions on transfer that may be imposed by federal or state securities Laws.

            (h) Seller has not engaged any financial advisor, broker, or finder, or incurred any liability, contingent or otherwise, in favor of any such other Person relating to the transactions contemplated in this Agreement.

            (i) There are no bankruptcy, insolvency, reorganization, or arrangement proceedings pending, being contemplated by, or to Seller's Knowledge, threatened against Seller or any Affiliate that controls Seller.

      3.2 Representations and Warranties of Seller and the Company as to the Company. Subject to the matters disclosed in the Schedules to this Agreement, Seller and the Company jointly and severally represent and warrant to Buyer as follows:

            (a) The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware and is qualified to do business as a foreign corporation in and is in good standing under the Laws of the State of Texas. The Company has all requisite power and authority to own and operate its properties (including, without limitation, the Assets) and to carry on its business as now conducted.

            (b) The Company has full capacity, power, and authority to enter into and perform this Agreement and the transactions contemplated herein. The execution, delivery, and performance by the Company of this Agreement has been duly and validly authorized and approved by all necessary corporate action on the part of the Company, and this Agreement and the documents executed in connection herewith are, or upon their execution and delivery will be, the valid and binding obligations of the Company and enforceable against the Company in accordance with their terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            (c) The execution, delivery, and performance by the Company of this Agreement and the consummation of the transactions contemplated in this Agreement will not (i) conflict with or result in a breach of any provisions of the organizational documents of the Company, (ii) result in a default or the creation of any Lien or give rise to any right of termination, cancellation, or acceleration under any of the terms of any Lease, Contract, Real Property Interest, Permit, credit agreement (including, without limitation, the Company's senior credit facility with Bank of Texas, N.A.), note, bond, mortgage, indenture, license, or other agreement, document, or instrument to which the Company is a party or by which the Company or any of the Assets may be bound, or
(iii) violate any order, writ, injunction, judgment, decree, or Law applicable to the Company or the Assets.


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            (d) Except as set forth on Schedule 3.2(d), there is no Claim by any
Person or Governmental Authority (including, without limitation, expropriation or forfeiture proceedings), and no legal, administrative, or arbitration proceeding pending or, to Seller's and the Company's Knowledge, threatened against the Company or the Assets, or to which the Company is a party, that reasonably may be expected to (i) challenge the title of the Company to any of the Assets, or (ii) otherwise have a Material Adverse Effect on the Company or the Assets (other than matters relating to Environmental Laws, as to which Seller's and the Company's sole representations and warranties are set forth in Sections 3.3(j) and 3.3(k), and matters relating to Taxes, as to which Seller's and the Company's sole representations and warranties are set forth in Section 3.2(l)).

            (e) Except as set forth in Schedule 3.2(e), and except for approvals by Governmental Authorities customarily obtained after the Closing, no authorization, consent, approval, exemption, franchise, permit, or license of, or filing with, any Governmental Authority or any other Person is required to authorize, or is otherwise required by any Governmental Authority or any other Person (other than third Person consents to assignment arising under the terms of the Leases, Real Property Interests, and Contracts that are triggered by the transactions contemplated therein, as to which Seller's and the Company's sole representations and warranties are set forth in Section 3.3(f)) in connection with, the valid execution and delivery by the Company of this Agreement, or the performance by the Company of its other obligations hereunder.

            (f) With respect to the capitalization of the Company:

                  (i) The authorized capital stock of the Company consists of ten (10) shares of common stock, par value $0.01 per share.

                  (ii) All of the shares of the authorized capital stock of the
            Company are issued and outstanding on the date of this Agreement and constitute the Shares for purposes hereof. None of the Shares are held by the Company as treasury stock.

                  (iii) All of the Shares have been duly authorized and validly issued, are fully paid and non-assessable, and were issued free of preemptive rights.

                  (iv) Except as set forth in this Section 3.2(f), there are outstanding (A) no shares of other capital stock or other voting securities of the Company, (B) no securities of the Company or any other Person convertible into or exchangeable for shares of capital stock or voting securities of the Company, (C) no options, warrants, subscriptions, calls, commitments, or other rights to acquire from the Company, and no obligation of the Company to issue, deliver, sell, purchase, redeem, or acquire any capital stock, other voting securities, or securities convertible into or exchangeable for capital stock or other voting securities of the Company, (D) no equity equivalents, interests in the ownership or earnings of the Company, or other similar rights, (E) no outstanding obligations of the Company to repurchase, redeem, or otherwise acquire any of the foregoing securities, options, equity equivalents, interests, or rights, or (F) no other agreement, commitment, or obligation of Seller or the Company that relates in any way to the sale, assignment, transfer, encumbrance, or delivery of the Shares.


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                  (v) The Company does not currently own and, except for the
            Merged Subsidiary, has never owned, any capital stock, partnership interests, limited liability company member interests, equity securities, or equivalent voting interests in any other Person.

                  (vi) The Merged Subsidiary was organized as a Texas limited liability company on July 25, 2006, and was merged with and into the Company effective as of February 20, 2007.

                  (vii) At the Closing, there will be no shareholder agreement, voting trust or other agreement or understanding to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company.

                  (viii) There are no outstanding stock appreciations, phantom stock, profit participation, or similar rights with respect to the Company.

                  (ix) All accrued dividends on the Shares (if any), whether or not declared, have been paid.

            (g) Schedule 3.2(g) contains an accurate and complete copy of the Financial Statements. The Company's Auditors are PCAOB certified. The Financial Statements (i) have been prepared in accordance with GAAP; (ii) fairly present the consolidated financial condition and the results of operations, changes in shareholders' equity, and cash flows of the Company and, when applicable, the Merged Subsidiary, as at the respective dates of and for the periods referred to in such financial statements; (iii) reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements; and (iv) have been prepared from and are in accordance with the accounting records of the Company and, when applicable, the Merged Subsidiary. Seller has also delivered to Buyer copies of all letters from the Company's Auditors to the board of directors or the audit committee of Seller, the Company, or the Merged Subsidiary during the thirty six (36) months preceding the execution of this Agreement, together with copies of all responses thereto.

            (h) The Company has implemented and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, without limitation, that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.


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            (i) Schedule 3.2(i) contains a complete and accurate list of all accounts receivable as of the date of March 31, 2008, which list sets forth the aging of each such account receivable. Except to the extent paid prior to the Effective Time, such accounts receivable are or will be as of the Effective Time current and collectible net of the respective reserves shown on the 2007 Year End Balance Sheet (which reserves are adequate and calculated consistent with past practice). There is no contest, Claim, defense, or right of set-off, other than returns in the ordinary course of business of the Company, under any Contract with any account debtor of an account receivable relating to the amount or validity of such account receivable.

            (j) Except as set forth on Schedule 3.2(j), since December 31, 2007,
(i) there has not occurred (A) any Casualty Event (whether or not covered by insurance) that has resulted, or may reasonably be expected to result, in Damages in excess of $100,000.00, or (B) any other adverse change in the physical operating condition of the Assets or the financial condition, operations, or business of the Company that has had, or may reasonable be expected to have, a Material Adverse Effect, and (ii) neither Seller nor the Company has taken any action that would constitute a breach of Section 6.1 or
Section 6.2 if such provisions had been in effect prior to the execution of this Agreement.

            (k) To the Knowledge of the Seller and the Company, the Company has no liabilities of any kind that would have been required to be reflected in, reserved against or otherwise described on the 2007 Year End Balance Sheet or in the notes thereto in accordance with GAAP and were not so reflected, reserved against, or described, other than (i) current liabilities incurred in the ordinary course of business consistent with past practices after December 31, 2007, and (ii) liabilities incurred in connection with the transactions contemplated herein. Except as set forth in the Financial Statements, the Company is not liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation, dividend, or distribution of any other Person.

            (l) With respect to tax matters:

                  (i) The Company and the Merged Subsidiary have filed all Tax
            Returns that they were required to file under applicable Laws and regulations. All such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable Laws and regulations. All Taxes due and owing by the Company and the Merged Subsidiary (whether or not shown on any Tax Return) have been paid. Neither the Company nor the Merged Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return other than the Company's and the Merged Subsidiary's 2007 federal income Tax Return. No Claim has ever been made by a Governmental Authority in a jurisdiction in which the Company or the Merged Subsidiary does not file a Tax Return that the Company or the Merged Subsidiary is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the Assets.

                  (ii) The Company has withheld and paid, and during its period of existence, the Merged Subsidiary withheld and paid, all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Person.

                  (iii) Neither Seller nor any director or officer (or employee responsible for Tax matters) of the Company expects any Governmental Authority to assess any additional Taxes for any period for which Tax Returns have been filed for the Company and the Merged Subsidiary. No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or the Merged Subsidiary. Neither Seller nor the Company has received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company and the Merged Subsidiary have not filed Tax Returns), for the Company, the Merged Subsidiary, or otherwise, any
            (A) notice indicating an intent to open an audit or other review,
            (B) request for information related to Tax matters, or (C) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or the Merged Subsidiary. Schedule 3.2(l) lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company and the Merged Subsidiary for taxable periods ended on or after December 31, 2004, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of an audit. Concurrently with the execution of this Agreement, Seller has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company and the Merged Subsidiary filed or received since May 1, 2004.

                  (iv) The Company has not waived, and during its period of
            existence, the Merged Subsidiary did not waive, any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (v) The Company is not, and during its period of existence the
            Merged Subsidiary was not, a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (A) any "excess parachute payment" within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law), or (B) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Law related to Taxes). The Company and, to the extent applicable, the Merged Subsidiary have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. The Company is not, and during its period of existence, the Merged Subsidiary was not, a party to, or bound by, any Tax allocation or sharing agreement, except the Company has agreed to indemnify certain parties in connection with the Exchange Agreement dated to be effective January 23, 2007, by and between the Company and Rattikin Exchange Services, Inc. Neither the Company nor the Merged Subsidiary (X) has ever been a member of an Affiliated Group filing a consolidated federal income Tax Return, and (Y) has never had any Liability for the Taxes of any Person (other than Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  (vi) The Company is not, and during its period of existence, was not, a party to any contract or agreement that creates, and did not otherwise make an election to be treated as, for federal income Tax purposes, (A) a partnership among the parties to such contract or agreement for which a partnership income Tax Return is required to be filed under the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code (other than a partnership for which an election is in effect pursuant to Section 761 of the Code and the Treasury Regulations thereunder to be excluded from such provisions), or (B) an association taxable as a corporation. The Merged Subsidiary filed a Form 1065 U.S. Return of Partnership Income for the period ended December 31, 2006, and will file a Form 1065 U.S. Return of Partnership Income for the period commencing on January 1, 2007, and ending on the date of the merger of the Merged Subsidiary with and into the Company. Such Tax Return for the period ended December 31, 2006, did indicate, and the Tax Return for the period ending December 31, 2007, will indicate, that Texas Reverse Exchange Holding Company, LLC, is the sole member of the Merged Subsidiary.

                  (vii) Seller is not a foreign person within the meaning of
            Section 1445(f)(3) of the Code or a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code.

                  (viii) Beginning with the calendar year ending December 31,
            2004, and for each calendar year thereafter, the Company has not participated, and during its period of existence, the Merged Subsidiary did not participate, in a transaction required to be registered or disclosed to the Internal Revenue Service pursuant to
            Section 6111 of the Code or Section 1.6011-4 of the Treasury Regulations, or for which lists are required to be maintained pursuant to Section 6112 of the Code.

                  (ix) Intentionally omitted.

                  (x) The unpaid Taxes of the Company, including any unpaid
            Taxes of the Merged Subsidiary, (A) did not, as of December 31, 2007, exceed the reserve for Liability for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the 2007 Year End Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past custom and practice of the Company in filing its Tax Returns. Since December 31, 2007, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past practices.

                  (xi) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result, for the Company, the Merged Subsidiary, or otherwise, of any: (A) change in method of accounting for a taxable period ending on or prior to the Effective Time; (B) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Effective Time; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (D) installment sale or open transaction disposition made on or prior to the Effective Time; or (E) prepaid amount received on or prior to the Effective Time.

                  (xii) The Shares and the Assets are free and clear of Liens filed pursuant to any Law or regulation related to Taxes, except for Permitted Encumbrances.

                  (xiii) The Company has not distributed, and during the period of its existence, the Merged Subsidiary did not distribute, stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

            (m) The minute books of the Company contain an accurate record of the corporate actions of the shareholders and directors (and any committees thereof) of the Company (including the Merged Subsidiary) since the formation thereof. The Company maintains such books of account and other business records required by applicable Law or necessary to conduct the business of the Company, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect. Such books of account have been kept accurately in the ordinary course of business. All Tax Returns and records that relate to the business of the Company and the Merged Subsidiary are located in the offices of the Company.

            (n) The Company is in compliance with all of the covenants, provisions, and requirements of its senior credit facility dated as of March 22, 2005, with Bank of Texas, N.A.

            (o) Schedule 3.2(o) sets forth all insurance policies maintained in effect by, or on behalf of, the Company. Seller or the Company, as applicable, have paid all premiums required under, and are otherwise in compliance with, the terms of all such insurance policies or self-insurance programs, all of which policies or programs, or renewals thereof, have been during the period since the formation of the Company, and are as of the date of execution of this Agreement, in full force and effect.

            (p) Except as set forth on Schedule 3.2(p), the Company has complied in all material respects with all Laws applicable to the business and operations of the Company (including, without limitation, Laws requiring the provision of surety bonds or other forms of security or financial assurance with respect to the performance of plugging and abandonment and other operations on the Assets, but excluding Environmental Laws, as to which Seller's and the Company's sole representations and warranties are set forth in Sections 3.3(j) and 3.3(k), and Laws relating to Taxes, as to which Seller's and the Company's sole representations and warranties are set forth in Section 3.2(l)). Neither the Company nor, to Seller's or the Company's Knowledge, any other Person, has received notice from any Governmental Authority or other Person that any such applicable Law has been violated or not complied with by the Company or any other Person.

            (q) Schedule 3.2(q) contains a complete and accurate list of all officers and employees of the Company, directly or by contract, as applicable (the "Company Employees"), the job title of each Company Employee, his or her assigned work location, date of hire, monthly salary or hourly wage rate (as applicable and in effect as of December 31, 2006, and December 31, 2007), most recent federal Form W-2, and a list indicating any increases in cash compensation which have occurred or are scheduled to occur after December 31, 2007. There are no material changes in the cash compensation payable to the Company Employees for calendar year 2008 that are not reflected on Schedule 3.2(q). Except as set forth in Schedule 3.2(q), the Company is not a party to or obligated under any consulting, employment, severance, termination or similar agreement with respect to any of the Company Employees, or any deferred compensation, incentive, bonus, profit sharing, pension, stock option, stock purchase or similar plan or other arrangement or other fringe benefit plan entered into or maintained for the benefit of the Company Employees, which agreement, plan, or arrangement will extend beyond or obligate the Company after the Closing. The Company is in material compliance with all Laws pertaining to the Company Employees, including all such Laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection, withholding, and remittance of payroll and other employment-based Taxes. To the Knowledge of Seller and the Company, there is no event, fact, or circumstance arising out of or relating in any way to any employment relationship between the Company and any Company Employee that may reasonably be expected to result in a cause of action against the Company. The Company has never been a party to any agreement with any union, labor organization or collective bargaining unit. No Company Employees are represented by any union, labor organization or collective bargaining unit. To the Knowledge of Seller and the Company, none of the Company Employees has declared an intention or taken any action to organize, join, or affiliate with any union or labor organization. To the Knowledge of Seller and the Company, all Company Employees are citizens of, or are otherwise authorized to be employed in, the United States.

            (r) With respect to matters pertaining to employee benefit plans:

                  (i) Schedule 3.2(r) sets forth a complete and accurate list of
            (A) all those "employee benefit plans," as defined in Section 3(3) of ERISA, sponsored or maintained as of the date of this Agreement by the Company, or to which the Company has an obligation to contribute (each, a "Company Employee Benefit Plan"; and together, the "Company Employee Benefit Plans"), and (B) all those policies or programs, sponsored or maintained by the Company but not involving a Company Employee Benefit Plan, which provide for the payment or provision of severance, sick leave, vacation pay, short term disability and/or salary continuation, deferred compensation, stock options, stock purchase rights, educational assistance or scholarships (each, a "Company Benefit Policy"; and together, the "Company Benefit Policies"). Prior to the execution of this Agreement, Seller has caused the Company to deliver to Buyer complete and accurate copies of: (A) all documents that set forth the terms of each Company Employee Benefit Plan and any related trust, and with respect to any such Company Employee Benefit Plan that is intended to constitute a "qualified plan" within the meaning of Section 401(a) of the Code, the most recent determination letter for each such Plan; (B) all documents that set forth the terms of each Company Benefit Policy; (C) any and all contracts with Third Party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Company Employee Benefit Plan and all insurance policies purchased by or to provide benefits under any Company Employee Benefit Plan; (D) any and all reports submitted within the four (4) years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants or other independent contractors with respect to any Company Employee Benefit Plan; and (E) the Form 5500s filed in each of the most recent three (3) plan years with respect to each Company Employee Benefit Plan (to the extent not exempt by regulation from such filing(s)), including all schedules thereto and the opinions of independent accountants (where applicable). Except for the Company Employee Benefit Plans and the Company Benefit Policies, the Company does not maintain or have a fixed or contingent liability with respect to, any employee benefit, pension, or other compensation plan.

                  (ii) To the Knowledge of the Seller and the Company, except as set forth on Schedule 3.2(r) hereto, the Company, and each Company Employee Benefit Plan is in full compliance with ERISA, the Code, and other applicable Laws (as relevant). With respect to each Company Employee Benefit Plan and each Company Benefit Policy, there exists no condition or set of circumstances that could reasonably be expected to result in liability which is reasonably likely to have a Material Adverse Effect under ERISA, the Code, or any other applicable Law. All filings required by ERISA and the Code as to each Company Employee Benefit Plan and each Company Benefit Policy have been timely filed, and all notices and disclosures to participants and beneficiaries required by either ERISA or the Code have been timely provided.

                  (iii) To the Knowledge of Seller and the Company, (A) each
            Company Employee Benefit Plan that constitutes a "qualified plan" under Section 401(a) of the Code is qualified in form and operation under Section 401(a), (B) where relevant, each trust for each such Company Employee Benefit Plan is exempt from federal income tax under Section 501(a) of the Code, and (C) no event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax exempt status of any such Company Employee Benefit Plan or trust.

                  (iv) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment becoming due to any employee or group of employees of the Company, which payment will not be made at or prior to the Closing. Except as set forth on Schedule 3.2(r), each Company Employee Benefit Plan and each Company Benefit Policy can be terminated within thirty (30) days without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Company Employee Benefit Plan or Company Benefit Policy.

                  (v) To the Knowledge of Seller and the Company, (A) all
            contributions and payments made or accrued with respect to each Company Employee Benefit Plan and each Company Benefit Policy are deductible (as relevant) under Section 162 and Section 404 of the Code, (B) no amount, or any asset of any Company Employee Benefit Plan, is subject to the tax imposed on unrelated business income, and (C) no payment that is due or may become due to any director, officer, employee or agent of the Company will be non-deductible to the Company (as applicable) under Section 280G of the Code or will cause the Company to have an obligation to make any "gross up" or other compensating payments to any recipient of any payment.

                  (vi) The Company does not sponsor, maintain or contribute to, and does not have any obligation to maintain or contribute to, any employee welfare benefit plan or similar arrangement which provides retiree medical benefits or continuing coverage to or for any employee or former employee, or any dependent of any such employee or former employee, following the termination of Company employment by any such employee or former employee, except as may be required by the continuation coverage provisions set forth in Part 6 of Title I of ERISA (relating to the COBRA continuation coverage Laws).

                  (vii) Except as set forth on Schedule 3.2(r) hereto, neither the Company nor any ERISA Affiliate of the Company sponsors, maintains, contributes to, or participates in any "multi-employer pension plan," as defined in Section 3(37) of ERISA, any "defined benefit plan," as defined in Section 414(l) of the Code, or any "multiple employer welfare arrangement," within the meaning of
            Section 3(40)(A) of ERISA, or any other employee pension benefit plan subject to Title IV of ERISA.

            (s) To the Knowledge of the Seller and the Company, the operation of the business of the Company does not infringe any patent, copyright, trademark or other proprietary rights of others, and the Company has not received any notice from any third Person of any such alleged infringement by the Company.

            (t) The Company is not subject to regulation under the Investment Company Act of 1940 or any state public utilities Laws.

            (u) Seller acknowledges that the Consideration Shares to be delivered by Buyer under this Agreement are not registered under the Securities Act or registered or qualified for sale under any state securities Law and cannot be resold without registration under or an exemption from the Securities Act. Seller is acquiring the Consideration Shares for its own account for investment and not with a view toward the sale or distribution of the Consideration Shares. Seller has sufficient knowledge and experience in financial and business matters to enable it to evaluate the risks of acquiring the Consideration Shares and has the ability to bear the economic risks of such investment.

      3.3 Representations and Warranties of Seller and the Company as to the Assets. Subject to the matters disclosed in the Schedules to this Agreement, Seller and the Company jointly and severally represent and warrant to Buyer as follows with respect to the Assets:

            (a) Exhibit A contains a description of all material Assets of the Company. The Assets described on Exhibit A constitute all of the assets and properties, tangible and intangible, of any nature whatsoever, necessary for the operation of the business of the Company in the manner presently conducted by the Company and include all of the operating assets of the Company.

            (b) With respect to title to the Assets:

                  (i) The Company has title to all of the Assets, free of
            Defects. For purposes of this Section 3.3(b), the $25,000 threshold incorporated into the definition of "Defects" shall be disregarded. Notwithstanding any other provision hereof to the contrary, Buyer's sole and exclusive remedy in the case of a breach of the warranty contained in this Section 3.3(b)(i) shall be an adjustment to the Cash Portion in accordance with the terms of Section 5.3.

                  (ii) Effective as of the Effective Time, Seller agrees, for a period of one (1) year after the Closing Date, to warrant and defend the title to the Assets, subject to and excepting all Permitted Encumbrances, against the lawful Claims of all Persons claiming the same, or any part thereof, but limited to Claims arising by, through, or under Seller, the Company, and/or the Merged Subsidiary but not otherwise. Notwithstanding any other provision hereof to the contrary, Buyer's sole and exclusive remedy with respect to a breach of the warranty contained in this Section 3.3(b)(ii) shall be the recovery of damages in an amount not to exceed the Allocated Value of the relevant Asset (except for Claims of or Liabilities to third Persons, in which case such limitation shall not apply).

            (c) The Company has, in all material respects, fulfilled all requirements for filings, certificates, consents, approvals, disclosures, and similar matters contained in the Leases and applicable Law, and the Company is fully qualified to own, operate, and transfer the Leases under the terms thereof and applicable Law. The Company is not in material breach or material default, and there has occurred no event, fact, or circumstance that, with the lapse of time or the giving of notice, or both, would constitute such a material breach or material default by the Company, with respect to any terms of any Lease, and, to the Knowledge of Seller and the Company, no other Person owning an interest in, or serving as operator of, any Lease is in material breach or material default with respect to any of its obligations thereunder. No lessor under any Lease has given or, to the Knowledge of Seller or the Company, threatened to give notice of any action to terminate, cancel, rescind, repudiate, or procure a judicial reformation of any Lease or any provision thereof. The Company has correctly made, or caused to be correctly made, all rentals, shut-in well payments, and other lease maintenance payments due in respect of the Leases thereunder.

            (d) Except for such items as are being properly held in suspense in accordance with applicable Law, the Company has properly and accurately paid all royalties, overriding royalties, compensatory royalties, and other, similar payments attributable to the Company's interest due in respect of Hydrocarbon production from the Leases and Wells in accordance with the terms of the relevant Lease(s) and Contract(s) and applicable Law.

            (e) Each Lease authorizes surface operations on the lands covered thereby for the drilling, development, operation, and production of Hydrocarbon wells, or for those Leases as to which surface operations are restricted or impractical for operational or regulatory reasons, there exist Leases covering contiguous acreage from which surface operations with respect to such surface-restricted Leases may be conducted.

            (f) Except as otherwise reflected in Schedule 3.3(f), none of the Leases, Real Property Interests, or Contracts is subject to a preferential right to purchase, right of first refusal, right of first offer, third Person consent to assignment requirement, or similar right or restriction, the operation of which is triggered by the transactions contemplated in this Agreement. Notwithstanding any other provision hereof to the contrary, Buyer's sole and exclusive remedy for a breach of the representation and warranty contained in this Section 3.3(f) is set forth in Section 5.4.

            (g) To the Knowledge of the Seller and the Company, each of the Real Property Interests is in full force and effect. The Company has, in all material respects, fulfilled all requirements for filings, certificates, consents, approvals, disclosures, and similar matters contained in the Real Property Interests and applicable Law, and the Company is fully qualified to own, operate, and transfer the Real Property Interests under the terms thereof and applicable Law. The Company is not in material breach or material default, and there has occurred no event, fact, or circumstance that, with the lapse of time or the giving of notice, or both, would constitute such a material breach or material default by the Company, with respect to any of its obligations under any Real Property Interest, and, to the Knowledge of Seller and the Company, no other Person owning an interest in any Real Property Interest or serving as operator of any Real Property Interest is in material breach or material default with respect to any of its obligations thereunder. No grantor, lessor, licensor, or other counterparty under any Real Property Interest has given or, to the Knowledge of Seller or the Company, threatened to give notice of any action to terminate, cancel, rescind, repudiate, or procure a judicial reformation of any Real Property Interest or any provision thereof. The Company has correctly made, or caused to be correctly made, all rental and other payments due in respect of the Real Property Interests thereunder.

            (h) The Company has furnished to Buyer true and correct copies of all of the Contracts described on Exhibit A-4, and there are no contracts, agreements, instruments, or documents to which the Company is a party, or that are binding on the Company, or that otherwise affect the Company or the Assets other than the Contracts described on Exhibit A-4. With respect to the
Contracts: (i) all Contracts are in full force and effect; (ii) the Company is not in material breach or material default, and there has occurred no event, fact, or circumstance that, with the lapse of time or the giving of notice, or both, would constitute such a material breach or material default by the Company, with respect to the terms of any Contract; (iii) to the Knowledge of Seller and the Company, no other party is in material breach or material default with respect to the terms of any Contract; and (iv) neither the Company nor, to the Knowledge of Seller or the Company, any other party to any Contract has given or threatened to give notice of any action to terminate, cancel, rescind, or procure a judicial reformation of any Contract or any provision thereof.

            (i) The Company or, to the Knowledge of Seller and the Company, each operator of the Assets, as applicable, has all Permits required in connection with the business and operations of the Company and the ownership and operation of the Assets (other than Permits required under Environmental Laws, as to which Seller's and the Company's sole representations and warranties are set forth in
Section 3.3(j)). The Company or, to the Knowledge of Seller and the Company, each operator of the Assets, have properly made all filings necessary or appropriate to obtain such Permits, and all of such Permits and filings are in full force and effect. The Company or, to the Knowledge of Seller and the Company, each operator of the Assets, as applicable, has complied in all material respects with all such Permits. Neither the Company nor, to the Knowledge of Seller or the Company, any other Person has received notice from any Governmental Authority or other Person that any such Permit or filing has been violated or not complied with by the Company or any other Person.

            (j) Seller, the Company, and to the Knowledge of Seller and the Company, each operator of the Assets, as applicable, has complied in all material respects with all Environmental Laws and all Permits required under Environmental Laws relating to the Assets or otherwise with respect to the business and operations of the Company. The Company or, to the Knowledge of Seller and the Company, each operator of the Assets, as applicable, have all Permits required under Environmental Laws in connection with the ownership and operation of the Assets or otherwise in connection the business and operations of the Company, and have properly made all filings necessary or appropriate to obtain such Permits. All of such Permits and filings are in full force and effect. Except as set forth on Schedule 3.3(j), there is no legal, administrative, or arbitration proceeding pending or, to the Knowledge of Seller and the Company, threatened against Seller, the Company, or any Asset, or to which Seller or the Company is a party, that may reasonably be expected to subject Seller, the Company, or the owner of any Asset to liability in favor of any Governmental Authority or other Person as the result of any Claim based on the alleged violation of, or non-compliance with, any Environmental Law or any Permit or filing obtained or made pursuant thereto by Seller or the Company, or to require Seller, the Company, or any the owner of any Asset to remediate, remove, or respond to an Environmental Condition or a threatened Environmental Condition. Except as set forth on Schedule 3.3(j), neither Seller nor the Company has entered into any currently effective agreement with any Governmental Authority based on any violation of an Environmental Law or any Permit or filing pursuant thereto that requires a future payment by or restricts or limits the business and operations of the Company. Neither Seller nor the Company, nor, to the Knowledge of Seller or the Company, any other Person, has received notice from any Governmental Authority or other Person that any such applicable Law, Permit, or filing has been violated or not complied with, or requesting that remedial action with respect to an Environmental Condition or threatened Environmental Condition be taken, by Seller, the Company, or any other Person. For purposes of this Section 3.3(j), the $25,000.00 threshold incorporated into the definition of "Environmental Condition" shall be disregarded.

            (k) As of the date of this Agreement, the Wells described on Exhibit A-2 are the only wells currently capable of producing Hydrocarbons located on the Leases. All of such Wells have been, or will be, drilled, completed, and operated within the boundaries of the Leases or within the limits otherwise permitted by contract and by applicable Law and in compliance with the provisions of the applicable Contracts and all applicable Laws. The production of Hydrocarbons from such Wells has not been in excess of the allowable production established for each Well. All Hydrocarbon wells located on the Leases that have permanently ceased the production of Hydrocarbons in paying quantities, as well as all plants, pipelines, personal property, pits, equipment, materials, appurtenances, and facilities located on or used in connection with the Leases, Wells, and Real Property Interests and that the Company has abandoned or otherwise permanently ceased to use, have been plugged and/or abandoned, and all related salvage, site clearance, and surface restoration operations have been completed, in accordance with applicable Laws (including, without limitation, Environmental Laws), and all costs and expenses incurred in connection therewith have been paid in full. None of the Wells has been plugged and abandoned.

            (l) There are no calls on production, options to purchase, or similar rights in effect with respect to any portion of the Hydrocarbons allocable to the Assets, and, except as set forth on Schedule 3.3(l), all Contracts for the sale of Hydrocarbons are terminable without penalty on no more than thirty (30) days' prior notice. The Company is currently receiving the prices provided for under such sales Contracts with respect to the Hydrocarbons. All proceeds from the sale of Hydrocarbons attributable to the interests of the Company in the Assets have been and are being disbursed to the Company under appropriate division orders, transfer orders, or similar documents signed by or otherwise binding on the Company, and no portion of any such proceeds is being held in suspense, subject to a Claim for refund by the purchaser, used as an offset or as collateral for other obligations (whether disputed or undisputed), or otherwise not being paid to the Company as it becomes due in the ordinary course of business.

            (m) Except as set forth in Schedule 3.3(m), the Company has no Claim constituting an Asset, and is not subject to any obligation or Liability, with respect to any Imbalance that relates to any of the Assets. Except as set forth in Schedule 3.3(m), the Company is not obligated by virtue of any prepayment made pursuant to a "take-or-pay" clause, or under any production payment, forward sale, balancing, deferred production, or similar arrangement, to deliver Hydrocarbons produced from or allocable to any Asset at some future time without receiving full payment therefor at or after the time of delivery.

            (n) The Company has paid, or will pay in accordance with past practices, its proportionate share of all amounts owed by the Company in connection with the Assets for which the Company has received invoices from the operator(s) thereof or the relevant vendors, and there are no past due cash calls or payments due from the Company under the terms of the Contracts or otherwise with respect to the Assets.

            (o) Schedule 3.3(o) contains a true and complete list and description, as of the date of execution of this Agreement, of all authorities for expenditures, plans of exploration and/or development, and other commitments as to which the Company has become obligated regarding drilling, reworking, or other operations or other capital expenditures on or relating to the Assets for which all of the activities or expenditures anticipated in such AFEs, plans, or commitments have not been completed prior to the date of this Agreement.

            (p) Except as set forth in Schedule 3.1(p), the Company is not subject to any express contractual obligation, under the terms of any Lease or otherwise, or any demand by any lessor regarding drainage or otherwise, to drill additional Hydrocarbon wells or engage in other operations on the Leases in order to earn interests in or to maintain any Lease, or to comply with the terms of any Lease or Contract or implied covenants applicable to any Lease, or for any other reason, except for obligations arising under Contracts that allow the parties thereto to elect whether to participate. There are no material operations on the Leases with respect to which the Company or any other Person has become a non-consenting party.

            (q) Except as set forth in Schedule 3.3(q), the Assets are not subject to any Contract containing an area of mutual interest, maintenance of uniform interest, "before payout" or "after payout" reversion or conversion, or other provision under which the Company may be obligated to make assignments to third Persons of interests in any Asset after the Effective Time.

            (r) Schedule 3.3(r) summarizes the outstanding hedging positions under all outstanding Hedging Transactions and financial hedging positions of the Company (including fixed price controls, collars, swaps, caps, options, calls, and puts) as of the date reflected on Schedule 3.3(r). None of the Hedging Transactions have expired or been terminated. To the Knowledge of Seller and the Company, the Company is not in material breach or material default, and there has occurred no event, fact, or circumstance that, with the lapse of time or the giving of notice, or both, would constitute such a material breach or material default by the Company, with respect to its obligations under the documents evidencing the Hedging Transactions. Except as set forth on Schedule 3.3(r), the Company is not subject to any outstanding or unsatisfied margin call or other request for collateral in connection with the Hedging Transactions.

            (s) All Data included in the Assets (including specifically, but without limitation, the three-dimensional seismic data developed by the Company and its proprietary interpretations thereof) (i) is the property of the Company,
(ii) is not licensed from any other Person, and (iii) is not subject to (A) any restriction on transferability or transfer fee, the operation or burden of which is triggered by the transactions contemplated herein, or (B) any obligation of confidentiality in favor of any other Person that, if not waived, would impede or impair the use of the Data by, or be reasonably expected to result in Liability for, the Company or Buyer after the Closing.

      3.4 Disclaimer. To the extent required by applicable Law to be operative, the disclaimers of certain warranties contained in this Section 3.4 are "conspicuous disclaimers" for purposes of any applicable Law. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 3, SELLER AND THE COMPANY HAVE MADE AND MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY, OR ANY OF THE COMPANY'S ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO (a) TITLE, (b) MERCHANTABILITY, DESIGN OR QUALITY, (c) FITNESS FOR ANY PARTICULAR PURPOSE, AND (d) ANY OTHER REPRESENTATIONS OR WARRANTIES THAT ARE EXPRESSLY DISCLAIMED. BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS ARTICLE 3, BUYER IS PURCHASING THE SHARES ON AN "AS-IS, WHERE-IS" BASIS. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 3, THE ASSETS ARE "AS-IS, WHERE-IS," AND WITH ALL FAULTS IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

      4.1 Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

            (a) Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Nevada. Buyer has all requisite power and authority to own and operate its property and to carry on its business as now conducted. On the Closing Date, Buyer will have all requisite power and authority to own and operate the Assets.

            (b) Buyer has full capacity, power, and authority to enter into and perform this Agreement and the transactions contemplated herein. The execution, delivery, and performance by Buyer of this Agreement have been duly and validly authorized and approved by all necessary corporate action of Buyer. This Agreement and the documents executed in connection herewith are, or upon their execution and delivery will be, the valid and binding obligations of Buyer and enforceable against Buyer in accordance with their terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            (c) The execution, delivery, and performance by Buyer of this Agreement and the consummation of the transactions contemplated herein will not
(i) conflict with or result in a breach of any provision of the organizational documents of Buyer, (ii) result in a default or the creation of any Lien or give rise to any right of termination, cancellation, or acceleration under any of the terms of any note, bond, mortgage, indenture, license, or other agreement to which Buyer is a party or by which Buyer or any of its property may be bound, or
(iii) violate any order, writ, injunction, judgment, decree, or Law applicable to Buyer or its property.

            (d) There is no Claim by any Person or Governmental Authority (including, without limitation, expropriation or forfeiture proceedings), and no legal, administrative, or arbitration proceeding pending or, to Buyer's Knowledge, threatened against Buyer, or to which Buyer is a party, that reasonably may be expected to have a Material Adverse Effect upon the ability of Buyer to consummate the transactions contemplated in this Agreement.

            (e) Except for approvals by Governmental Authorities customarily obtained after the Closing, no authorization, consent, approval, exemption, franchise, permit, or license of, or filing with, any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the valid execution and delivery by Buyer of this Agreement or the performance by Buyer of its obligations hereunder and thereunder.

            (f) Except for Buyer's engagement of Global Hunter Securities, Buyer has not engaged any financial advisor, broker, agent or finder, or incurred any liability, contingent or otherwise, in favor of any other such Person relating to the transactions contemplated by this Agreement.

            (g) There are no bankruptcy, insolvency, reorganization, or arrangement proceedings pending, being contemplated by, or, to Buyer's Knowledge, threatened against Buyer or any Affiliate that controls Buyer.

            (h) Buyer acknowledges that the Shares being purchased by Buyer under this Agreement are not registered under the Securities Act or registered or qualified for sale under any state securities law and cannot be resold without registration under or an exemption from the Securities Act. Buyer is acquiring the Shares for its own account for investment and not with a view toward the sale or distribution of the Shares. Buyer has sufficient knowledge and experience in financial and business matters to enable it to evaluate the risks of investment in the Shares and has the ability to bear the economic risks of such investment.

            (i) At the Closing Buyer will have sufficient cash and other sources of immediately available funds, as are necessary in order to pay the Adjusted Consideration to Seller at the Closing and otherwise consummate the transactions contemplated hereby.

            (j) With respect to the capitalization of Buyer:

                  (i) On the date of this Agreement, the authorized capital
            stock of Buyer consists of 24,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share. On the Closing Date, the authorized capital stock of Buyer shall consist of one hundred forty-nine million (149,000,000) shares of common stock, par value $0.001 per share.

                  (ii) All of the issued and outstanding shares of common stock of Buyer have been and, as of the Closing Date, will have been, duly authorized and validly issued, are and, as of the Closing Date, will be fully paid and non-assessable, and are and, as of the Closing Date, will have been issued free of preemptive rights and in compliance with all applicable securities Laws.

                  (iii) On the date of this Agreement and on the Closing Date, except as set forth on Schedule 4.1(j)(iii), there will be outstanding (A) no other shares of capital stock or other voting securities of Buyer, (B) no securities of Buyer or any other Person convertible into or exchangeable for shares of capital stock or voting securities of Buyer, (C) no options, warrants, subscriptions, calls, commitments, or other rights to acquire from Buyer, and no obligation of Buyer to issue, deliver, sell, purchase, redeem, or acquire any capital stock, other voting securities, or securities convertible into or exchangeable for capital stock or other voting securities of Buyer, (D) no equity equivalents, interests in the ownership or earnings of Buyer, or other similar rights, (E) no outstanding obligations of Buyer to repurchase, redeem, or otherwise acquire any of the foregoing securities, options, equity equivalents, interests, or rights, or (F) no other agreement, commitment, or obligation of Buyer that relates in any way to the sale, assignment, transfer, encumbrance, or delivery of the Consideration Shares.

                  (iv) Except as set forth on Schedule 4.1(j)(iv), Buyer does not currently own, and has never owned, any capital stock, partnership interests, limited liability company member interests, equity securities, or equivalent voting interests in any other Person.

                  (v) At the Closing, there will be no shareholder agreement, voting trust, or other agreement or understanding to which Buyer is a party or by which it is bound relating to the voting of any shares of the capital stock of Buyer.

                  (vi) There are, and on the Closing Date, there will be, no outstanding stock appreciations, phantom stock, profit participation, or similar rights with respect to Buyer.

                  (vii) On the Closing Date, all accrued dividends on the
            Consideration Shares (if any), whether or not declared, will have been paid.

            (k) Buyer has filed all reports, schedules, forms, statements and other documents required to be filed by Buyer under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two (2) years preceding the date hereof (or such shorter period as Buyer was required by Law to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the "SEC Reports") on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Buyer included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Buyer and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

            (l) Since the date of the latest audited financial statements included within the SEC Reports, except as set forth in Schedule 4.1(l) or as specifically disclosed in a subsequent SEC Report filed prior to the date hereof, (i) there has been no event, occurrence or development that has materially, adversely affected the financial condition, results of operations, or business of Buyer, taken as a whole, or the aggregate value of the Assets of Buyer, or otherwise has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) Buyer has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in Buyer's financial statements pursuant to GAAP or disclosed in filings made with the SEC, (iii) Buyer has not altered its method of accounting, (iv) Buyer has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) Buyer has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing stock plans of Buyer. Buyer does not have pending before the SEC any request for confidential treatment of information. Except as set forth on Schedule 4.1(l), no event, liability or development has occurred or exists with respect to Buyer or its subsidiaries or their respective business, properties, operations or financial condition that would be required to be disclosed by Buyer under applicable securities Laws at the time this representation is made that has not been publicly disclosed at least one (1) Business Day prior to the date that this representation is made.

            (m) Set forth on Schedule 4.1(m) is a description of all of Buyer's indebtedness for borrowed money and the material terms thereof.

                                   ARTICLE V
                              ACCESS; DUE DILIGENCE

      5.1 Access to Records. From and after the date of execution hereof, Seller and the Company shall make available to Buyer and its representatives, during normal business hours at the offices of Seller and the Company, all books, records, documents, and information of every kind and character (including, without limitation, originals or photocopies, as available, of all corporate, legal, financial, and tax records; all land and title records, surveys, abstracts of title, title insurance policies, title opinions, and title curative; all lease, contract, division order, marketing, acquisition and divestiture, correspondence, operations, environmental, insurance, production, accounting, regulatory, facility, and well records and files in the possession of Seller or the Company, relating in any way to the Company or its businesses, operations, financial condition, and the Assets. In addition, Seller and the Company shall afford to Buyer and its authorized representatives, during normal business hours at the offices of Seller and the Company, as applicable, all geological maps, well logs, and other geological, reserve engineering, proprietary and (if not subject to disclosure restrictions) licensed geophysical, and other scientific and technical information, reports, interpretations, and data (including, without limitation, conventional and three-dimensional seismic data) relating in any way to the Assets. Seller and the Company shall also cause the employees, counsel, accountants, and other consultants of Seller and the Company to cooperate with and assist Buyer in connection with such due diligence review. Unless prohibited from doing so by confidentiality, licensing, or other currently effective contractual arrangements, Buyer shall have the right to photocopy such books, records, documents, information, data, reports, and interpretations, or any portion thereof, at Buyer's expense. If Buyer requests information not in the possession of Seller or the Company, or if the disclosure of any such non-proprietary books, records, documents, information, data, reports, or interpretations is prohibited or restricted by confidentiality, licensing, or other currently effective agreements, Seller and the Company shall use reasonable commercial efforts to obtain from the applicable third Persons the requested books, records, documents, information, data, reports, and interpretations, or the consent of such third Persons to the disclosure thereof to Buyer. If Seller is prohibited from disclosing any such information to Buyer as the result of any confidentiality, licensing, or other agreement, Seller or the Company, as applicable, shall furnish to Buyer a list of all such information not disclosed to Buyer, together with copies of any agreement restricting or prohibiting disclosure. All books, records, documents, information, data, reports, and interpretations provided to Buyer pursuant to this Section 5.1 shall constitute "Confidential Information" subject to the terms of the Confidentiality Agreement.

      5.2 Operational and Environmental Assessment. From and after the date of execution hereof, Seller and the Company shall afford, or shall use reasonable commercial efforts to cause the relevant operators or other persons to afford, to Buyer and its authorized representatives, at reasonable times and at the sole cost, risk, and expense of Buyer or its representatives, as applicable, reasonable access to and entry upon all of the Assets for the purposes of performing such onsite inspections, inventories, and assessments of such properties and assets (including, without limitation, the performance of a Phase I environmental assessment of the Properties and to conduct any further Phase I or other non-invasive environmental assessment of the Properties Buyer deems appropriate) as may be necessary to permit Buyer to prepare reserve engineering and other reports relating to, and to assess the operational and environmental condition of, the Assets. In addition, Seller and the Company shall provide to Buyer reasonable access to any employees or contract personnel of Seller or the Company who are responsible for environmental compliance with respect to Assets or who are otherwise involved in the operation, maintenance, and development of the Assets. Buyer shall perform, or shall cause to be performed, all of such due diligence activities in accordance with applicable Laws and so as not to interfere unreasonably with the operation of the Assets. Seller and the Company shall have the right to have representatives thereof present to observe Buyer's environmental review of the Assets. Prior to the Closing, unless otherwise required by applicable Law, Buyer shall (and shall cause Buyer's environmental consultant, if applicable, to) treat confidentially any matters revealed by Buyer's environmental review and any reports or data generated from such review, and Buyer shall not (and shall cause Buyer's environmental consultant, to not) disclose any environmental information relating to the Assets to any Governmental Authority or other third Person without the prior written consent of Seller (unless so required under applicable Law). Prior to the Closing, unless otherwise required by applicable Law, Buyer may use the environmental information generated from Buyer's environmental assessment of the Assets only in connection with the transactions contemplated by this Agreement. If Buyer, Buyer's environmental consultant, if applicable, or any third Person to whom Buyer has provided any environmental information relating to the Assets becomes legally compelled to disclose any of such environmental information, Buyer shall provide Seller and the Company with the notice required buy the Confidentiality Agreement. If this Agreement is terminated prior to the Closing, Buyer shall deliver the environmental information generated from Buyer's environmental assessment of the Assets to the Company, which environmental information shall become the sole property of the Company. Any provision to the contrary contained in this Agreement notwithstanding, Buyer shall provide copies of all environmental information generated from Buyer's environmental assessment of the Assets to Seller and the Company without charge.

      5.3 Defects, Environmental Conditions and Related Adjustments.

            (a) From time to time on or before 5:00 p.m., Central Time, on the fifteenth (15th) day prior to the Scheduled Closing Date, Buyer may give to Seller and the Company written notice of any claimed Defect or Environmental Condition discovered by Buyer in its due diligence review of the Assets. Each such notice shall set forth (i) a detailed description of the relevant Defect or Environmental Condition and, as applicable, the Asset affected thereby, (ii) the Defect Amount or Remediation Estimate applicable thereto as determined by Buyer, and (iii) the specific documentation or action that Buyer requests to cure or remedy such Defect or Environmental Condition. In addition, if Seller or the Company acquires Knowledge, between the date of execution of this Agreement and the Closing Date, of any new and material Environmental Condition affecting any Asset, Seller or the Company, as applicable, shall provide to Buyer written notice of such fact no later than three (3) Business Days after Seller's or the Company's discovery of such Environmental Condition. Any Environmental Condition thus brought to Buyer's attention by Seller or the Company shall be deemed to have been asserted by Buyer in a timely manner as provided in this Section 5.3(a). Defects and Environmental Conditions discovered by Buyer in its due diligence pertaining to the Assets but not asserted in a timely manner as provided in this Section 5.3(a) shall be deemed to have been waived by Buyer.

            (b) The Company shall have the first right and option, but not the obligation, to cure or remedy all such Defects or Environmental Conditions at the Company's sole cost, risk, and expense and, in the case of an Environmental Condition, in accordance with applicable Environmental Laws. If the Company elects not to cure or remedy a Defect or Environmental Condition, Seller shall have the right, but not the obligation, to cure or remedy such Defect or Environmental Condition at Seller's sole cost, risk, and expense and, in the case of an Environmental Condition, in accordance with applicable Environmental Laws. If Seller or the Company elects to cure or remedy a Defect or Environmental Condition, such Party shall provide to Buyer written notice of such fact as soon as reasonably practical after its receipt of Buyer's notice.

            (c) If Seller or the Company elects to cure or remedy a Defect or Environmental Condition, the relevant Party will commence such curative activities or remediation as soon as reasonably practicable after their receipt of Buyer's notice and shall promptly and diligently continue such efforts until such Defect or Environmental Condition has been fully cured or remediated (in the case of an Environmental Condition, in accordance with applicable Environmental Laws). If Seller or the Company does not complete such curative activities or remediation prior to the Closing Date, the Closing Date may be extended, at Buyer's option upon written notice to Seller and the Company, for a period of up to sixty (60) days to permit Seller or the Company to complete such curative activities or remediation. If Seller completes such curative activities or remediation within such sixty-day period, the Parties shall close the transactions contemplated herein at such time and place as the Parties may agree. If Seller or the Company does not complete such curative activities or remediation prior to the expiration of such sixty-day period, (i) Buyer may elect to offer Seller and the Company an additional extension of time within which to complete such curative or remedial actions; or (ii) in the absence of such an extension, Sections 5.3(d) or Section 5.3(e), as applicable, will govern.

            (d) If Seller or the Company elects, or is deemed to have elected, not to cure a Defect asserted in a timely manner under Section 5.3(a), or if Seller or the Company is unable to cure a Defect in a timely manner as provided in Section 5.3(c), then Buyer shall accept the affected Asset subject to such uncured Defect, purchase the Shares at the Closing, and, subject to the terms of
Section 5.3(f), receive a reduction in the Cash Portion in an amount equal to the Defect Amount for such uncured Defect agreed to by Seller, the Company, and Buyer or determined by arbitration as provided in Section 5.3(g).

            (e) If Seller or the Company elects, or is deemed to have elected, not to remedy an Environmental Condition asserted in a timely manner under
Section 5.3(a), or if Seller or the Company is unable to remedy an Environmental Condition in a timely manner as provided in Section 5.3(c), then except as provided hereinafter, Buyer shall accept the affected Asset subject to such unremedied Environmental Condition, purchase the Shares at the Closing, and, subject to the terms of Section 5.3(f), receive a reduction in the Cash Portion equal to the share allocable to the owner of the Assets of the actual costs, including, without limitation, Liabilities to Governmental Authorities and other Persons (or in the absence of actual costs, the Remediation Estimate agreed to by Seller, the Company and Buyer or determined by arbitration as provided in
Section 5.3(g)), to remedy the relevant Environmental Condition.

            (f) Notwithstanding the terms of Section 5.3(d) or Section 5.3(e) to the contrary, Buyer shall not be entitled to a reduction in the Cash Portion under either Section 5.3(d) or Section 5.3(e) unless the sum of the aggregate Defect Amounts applicable to all uncured Defects as of the Closing Date plus the aggregate actual costs, including, without limitation, Liabilities to Governmental Authorities and other Persons (or in the absence of actual costs, the Remediation Estimate agreed to by Seller, the Company, and Buyer or determined by arbitration as provided in Section 5.3(g)) to remedy all unremedied Environmental Conditions as of the Closing Date, exceeds $400,000.00, and then only to the extent of such excess over $400,000.00.

            (g) Seller, the Company, and Buyer shall endeavor, in good faith, to agree on the existence of all claimed Defects or Environmental Conditions, the methods of curing or remedying such Defects or Environmental Conditions, and the Defect Amounts or Remediation Estimates applicable thereto. In the event of a dispute concerning any of such matters that is not resolved prior to the Closing, either Buyer or Seller may initiate arbitration of such dispute pursuant to the terms of Section 12.10. In that event, the Closing shall be deferred until three (3) Business Days after the issuance of the decision of the arbitrators as to such dispute. Following the issuance of the arbitrator's decision, the Parties shall have the rights and options provided in Section 5.3(d) and Section 5.3(e), as applicable.

      5.4 Preferential Purchase Rights and Consents to Assign.

            (a) As soon as reasonably practical, but in no event later than ten
(10) days after the execution of this Agreement, the Company shall send to the holder of each preferential right to purchase burdening the Assets that is triggered by the transactions contemplated in this Agreement a written notice offering to sell to such holder, in accordance with the contractual provisions applicable to such right, the Asset covered by such right on substantially the same terms as this Agreement and for the Allocated Value applicable to such Asset as set forth in Exhibit A-2, subject to adjustments in price in the same manner that the Cash Portion is adjusted pursuant to Section 2.4. Similarly, as soon as reasonably practical, but in no event later than ten (10) days after the execution of this Agreement, the Company shall send to each Person from whom a consent to assignment that is triggered by the transactions contemplated in this Agreement is required prior to the Closing a written notice requesting the required consent from such Person.

            (b) If an Asset is subject to a preferential right to purchase, right of first refusal, right of first offer, or similar right that is triggered by the transactions contemplated in this Agreement and that is exercised prior to the Closing, Buyer shall purchase the Shares at the Closing, the Cash Portion shall be reduced by an amount equal to the full Allocated Value of the affected Asset, and Seller shall be entitled to retain all proceeds paid for the affected Asset by the Person exercising such preferential right to purchase or similar right. If an Asset is subject to a preferential right to purchase, right of first refusal, right of first offer, or similar right that is triggered by the transactions contemplated in this Agreement and that is not exercised prior to the Closing, regardless of whether the time period for the exercise of such right has passed, title to such Asset shall remain vested in the Company, and no reduction of the Cash Portion paid at the Closing shall be made with respect thereto. If, for any reason, such preferential right to purchase or similar right is successfully exercised by the holder thereof after the Closing, Buyer shall be entitled to retain all proceeds paid for the affected Asset by the holder of the relevant preferential right to purchase or similar right. If, prior to the Closing, the holder of such a preferential right to purchase or similar right notifies Seller or the Company that it intends to consummate the purchase of an Asset to which its preferential purchase right applies, with the result that the Cash Portion paid at the Closing is reduced by the full Allocated Value of the affected Asset, but the holder of such preferential right fails to consummate the purchase of the relevant Asset such that the holder's right expires or is terminated after the Closing, then within fifteen (15) days after the expiration or termination of such right, Buyer shall pay to Seller an amount equal to the Allocated Value of such Asset.

            (c) If an Asset is subject to a third Person consent to assignment that is triggered by the transactions contemplated in this Agreement and that is required to be obtained prior to the Closing, but the third Person holding such right to consent neglects or refuses to give such consent prior to the Closing, Buyer shall nevertheless purchase the Shares at the Closing. If the outstanding consent is a Punitive Consent, the existence of the outstanding Punitive Consent will constitute a Defect, and the Cash Portion shall be reduced by an amount equal to the Defect Amount (up to the full Allocated Value of the affected Asset) calculated with respect thereto. If the outstanding consent is not a Punitive Consent, there shall be no reduction of the Cash Portion with respect thereto. After the Closing, Seller and the Company shall continue to use their reasonable commercial efforts (which shall in no event include any obligation to pay money to the owners of such rights or undertake any legal obligation) to obtain all outstanding consents to assignment (including Punitive Consents) as promptly after the Closing as is possible. If Seller or the Company obtains such an outstanding Punitive Consent after the Closing, then within fifteen (15) days after the receipt of such consent, Buyer shall pay to Seller an amount equal to the Defect Amount (up to the full Allocated Value of the affected Asset) calculated with respect to such consent.

                                   ARTICLE VI
                         OTHER MATTERS PRIOR TO CLOSING

      6.1 Operations. During the period between the execution of this Agreement and the Closing Date (the "Interim Period"), Seller and the Company shall, to the extent within their reasonable control: (a) cause the Assets to be maintained and operated in a good and workmanlike manner consistent with past practices and in compliance with applicable Laws; (b) obtain the prior written consent of Buyer as to all material decisions relating to the Assets (other than decisions required for safety purposes or by other emergencies), including, without limitation, (i) all contracts or agreements regarding the gathering, processing, transportation, sale, and marketing of Hydrocarbons with terms of ninety (90) days or more, (ii) proposed expenditures after the date of this Agreement related to any individual Asset in an amount greater than U.S. $50,000.00, net to the interest of the Company in the relevant Asset, (iii) all farmout or farmin proposals or agreements, (iv) all contracts or agreements regarding the construction, installation, and operation of any gathering or transportation pipelines intended to serve any of the Wells, (v) all operations as to which the Company or any other co-owner of a Lease, Well, or any Personal Property proposes not to participate, (vi) the plugging and abandonment of any Well or Personal Property included in the Assets, (vii) the amendment, release, or abandonment of any Lease, or portion thereof, (viii) the waiver, compromise, or settlement of any right or Claim pertaining to the Assets, (ix) all amendments to, or waivers of rights under, or termination of any Real Property Interest or Contract, and (x) the initiation of any proceeding before any Governmental Authority pertaining to the Assets; (c) perform all material obligations of the Company under the Leases, Real Property Interests, Contracts, and Permits, including, without limitation, the timely and proper payment of all royalties, overriding royalties, rentals, and other payments due in respect thereof; (d) promptly notify Buyer of (i) any notice or threatened notice of which the Company becomes aware relating to any default, inquiry into any possible default, or action to alter, terminate, rescind, repudiate, or procure a judicial reformation of any Lease, Real Property Interest, Contract, or Permit, or any provision thereof, (ii) any new suit, action, or other proceedings before any court or Governmental Authority relating to the Assets, and (iii) any other event, fact, or circumstance of which Seller or the Company acquires Knowledge that may reasonably be expected to have a Material Adverse Effect or to impair materially the ability of Seller or the Company to consummate the transactions contemplated herein; (f) make or give all notifications, filings, consents, or approvals from, to, or with all Governmental Authorities, and take all other actions reasonably requested by Buyer, that are necessary or appropriate in connection with the transactions contemplated herein and the resulting transfer of ownership of the Company from Seller to Buyer; (g) maintain in effect insurance with respect to the business and operations of the Company (including the ownership, use, development, and operation of the Assets), providing the same type of coverage, in the same amounts, and with the same deductibles as the insurance maintained in effect by the Company on the date of execution hereof; (h) timely pay and discharge when due, in the ordinary course of business consistent with past practices, all costs and expenses incurred in connection with the business and operations of the Company (including the ownership, use, development, and operation of the Assets), except to the extent contested in good faith by the Company utilizing appropriate actions, and keep the Assets free of Liens that do not constitute Permitted Encumbrances; and (i) not mortgage, pledge, encumber, dedicate, or sell, or agree to mortgage, pledge, encumber, dedicate, or sell, any portion of the Assets, except for Permitted Encumbrances and for the disposition of Hydrocarbons in the ordinary course of the Company's business pursuant to Contracts in effect on the date hereof.

      6.2 Conduct of Business. During the Interim Period: (a) Seller shall, with respect to the Company, to the extent within its reasonable control, not permit the Company to, and the Company shall not, in each case without the prior written consent of Buyer, (i) amend its organizational and governing documents,
(ii) change the number of authorized, issued, and outstanding shares of the Company's common stock, (iii) issue, authorize, sell, deliver, or agree to issue, sell, or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any shares of stock of any other class or any other security or equity equivalent of any class in the Company or enter into any agreement with any Person (other than Buyer) relating to any of the foregoing, (iv) amend the terms of any of the Company's common stock issued and outstanding on the date hereof, (v) repurchase, redeem, or otherwise acquire any of the issued and outstanding shares of the Company's common stock, (vi) change any method of accounting or any of the accounting principles or practices used by the Company, except for any change required by reason of a concurrent change in Tax or other Law or GAAP, (vii) make any material Tax election, except in the ordinary course of business consistent with past practices, or change any material Tax election already made, or adopt or change any Tax accounting method except in the ordinary course of business consistent with past practices, or enter into any Tax closing agreement, or settle any Tax Claim or assessment, or consent to any Tax Claim or assessment or any waiver of the statute of limitations for any such Claim or assessment, (viii) incur, assume, or guarantee any debt or become liable or responsible for the obligations of another Person, (ix) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, conversion, restructuring, recapitalization, or other reorganization of the Company, (x) make any loans or advances to, or investments in, the Company or permit the Company to do the same with any other Person, (xi) hire any additional employees for the Company, or
(xii) acquire (by merger, consolidation, acquisition or securities or assets or otherwise) any Person; (b) Seller shall not, without the prior, written consent of Buyer, make any contribution to the capital of the Company without Buyer's prior written consent; and (c) Seller shall not cause the Company to declare a dividend or otherwise distribute to Seller, prior to the Effective Time, any cash, cash equivalents, proceeds, or funds in the possession of the Company, except for dividends on the Shares that accrued and were declared prior to, but were unpaid as of, April 1, 2007.

      6.3 Casualty Event. Seller or the Company shall give Buyer prompt written notice of any Casualty Event that occurs with respect to any Asset between the date of this Agreement and the Closing Date, together with a description of the applicable insurance coverage and an estimate of the exposure of the Company with respect to such Casualty Event. Seller shall use commercially reasonable efforts to cause the Company to repair or, in the case of a Casualty Event affecting Personal Property, replace with items of equivalent quality and value, any such Personal Property damaged or taken by the relevant Casualty Event at the cost and expense of the Company, as applicable. Subject to the terms of this Agreement, if a Casualty Event occurs prior to, but remains unrepaired as of, the Closing Date, Buyer shall nevertheless purchase the Shares at the Closing. Seller, if prior to the Closing, or Buyer, if after the Closing, shall cause the Company to file all permissible Claims under all applicable insurance policies of the Company with the respect to the relevant Casualty Event and promptly to remit to Buyer all such insurance proceeds following the receipt thereof by the Company; provided, however, that Seller shall have no obligation to make any contribution to capital or other payment in connection with any such Casualty Event, unless required to do so under the terms of the organizational or governing documents of the Company. At Buyer's request, Seller and the Company shall also assign to Buyer any and all Claims against third Persons that Seller or the Company may have with respect to such Casualty Event.

      6.4 Publicity. Prior to the Closing Date, Seller and Buyer shall consult with each other before either of them issues any press release or otherwise makes any public statement with respect to the transactions contemplated by this Agreement, and no Party shall issue any press release or make any such public statement prior to obtaining the written approval of the other Party, which approval shall not be unreasonably withheld or delayed. To the extent such release or public statement is required by Law, however, the Party intending to make such release or public statement shall give the other Party the opportunity to review and comment upon such release or public statement, and the disclosing Party shall accept all reasonable comments thereto; provided that such reasonable comments are received by the Party intending to make such release sufficiently in advance of any applicable filing deadline.

      6.5 Exclusivity. Between the date of execution of this Agreement and the earlier of the Closing Date or the termination of this Agreement pursuant to
Section 7.3 (the "Exclusive Period"), neither Seller, nor the Company, nor any partner of Seller shall, directly or indirectly, through any officer, director, employee, affiliate, attorney, financial advisor, or other agent or representative, take any action to solicit, initiate, seek, or encourage any inquiry, proposal, or offer from, furnish any information to, or participate in any discussions or negotiations with, any Person other than Buyer or an Affiliate thereof regarding any acquisition of the Company, any merger or consolidation with or involving the Company, any acquisition of any portion of the stock or assets of the Company, or any public offering of the stock of the Company (any such transaction being a "Third Person Transaction"). Seller, the Company, and the partners of Seller agree that any such discussions or negotiations (other than negotiations with Buyer or an Affiliate thereof) in progress on the date of this Agreement will be immediately terminated and that, in no event will Seller or the Company accept or enter into an agreement concerning any Third Person Transaction during the Exclusive Period. During the Exclusive Period, Seller and Company will notify Buyer immediately after the receipt by Seller, the Company, or any partner of Seller (or any of their respective officers, directors, employees, affiliates, attorneys, financial advisors, or other agents or representatives) of any proposal for, or inquiry respecting, any Third Person Transaction involving the Company or any request for non-public information in connection with such a proposal or inquiry, or for access to the properties, books, or records of the Company by any Person that informs or has informed Seller, the Company, or a partner of Seller that it is considering making or has made such a proposal or inquiry. Such notice to Buyer will indicate in reasonable detail the identity of the Person making the proposal or inquiry and the terms and conditions of such proposal or inquiry.

      6.6 Compliance with Conditions. Promptly following the execution of this Agreement, each Party will proceed diligently to cause all of the conditions to the other Party's obligations to close to be satisfied. If the conditions to either Party's obligations to close have been satisfied, or expressly waived by such Party, in a timely manner as provided herein, and such Party refuses to close, the Party refusing to close, at the option of the other Party, shall be deemed to have breached this Agreement. In addition, if any Governmental Authority shall have issued any order, decree, ruling or injunction, or taken any other action that would have the effect of restraining, enjoining or otherwise prohibiting or preventing the consummation of the transactions contemplated hereby, the Parties shall use commercially reasonable efforts to have such order, decree, ruling or injunction or other action declared ineffective as soon as practicable.

      6.7 Mutual Assurances. Subject to the terms of this Agreement, each Party will use reasonable commercial efforts to take, or to cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including (a) cooperation in determining whether any action, approval, or waiver by or in respect of, or filing with, any Governmental Authority is required in connection with the consummation of the transactions contemplated by this Agreement; (b) cooperation in seeking and obtaining any such actions, approvals, waivers, or filings; and
(c) the execution of any additional instruments necessary to consummate the transactions contemplated hereby.

      6.8 Notification of Certain Matters. Each Party shall give prompt notice to the other Party of (a) the occurrence or nonoccurrence of any event that would be likely to cause any representation or warranty of such Party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date and (b) any material failure of such Party to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

      6.9 Continuation of the Company's Existing Indemnification Obligations. From and after the Closing, the Company shall indemnify and hold harmless Seller and each Person who has been, at any time prior to the Closing, an officer, director or shareholder of the Company, but to the extent only that Seller or such Persons were entitled to indemnification from the Company immediately prior to the date hereof under applicable Law, or the articles of incorporation and bylaws of the Company. In addition, the Company shall continue the indemnification as provided to Natural Gas Partners under the Advisory Services Agreement, notwithstanding the termination of such Contract as of the Closing Date. The provisions of this Section 6.10 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, Seller, each Person who has been, at any time prior to the Closing, an officer, director, or shareholder of the Company (including Natural Gas Partners), and their respective heirs and representatives.

      6.10 Termination of Certain Agreements. Effective upon the Closing, the Advisory Services Agreement, the Reimbursement Agreement, the Confidentiality and Noncompete Agreements, and any other intercompany agreements between Seller, on the one hand, and the Company, on the other hand, shall be terminated, and no Parties shall have further rights or obligations thereunder, except for the continuation of indemnity rights as provided in Section 6.9 hereof. Further, effective upon the Closing, Seller and Natural Gas Partners shall cause the Company to cease to be a party to the Subscription and Contribution Agreement and the Voting and Transfer Restriction Agreement. Prior to the Closing, Seller will cause all intercompany loan accounts and accounts receivable between Seller, on the one hand, and the Company, on the other hand, to be settled and all amounts owed pursuant thereto to be paid.

      6.11 Discharge of Debt. Prior to or concurrently with the Closing, the Company shall pay and discharge in full (a) all outstanding principal, interest, fees, penalties and expenses due on indebtedness outstanding under the Bank Credit Agreement as of the Closing Date and (b) all other outstanding indebtedness of the Company as of the Closing Date, including, without limitation, all long-term debt and short-term notes payable reflected in the Supplemental Unaudited Financial Statements, but excluding: (i) the obligations evidenced by any Hedging Transactions; and (ii) trade payables and other indebtedness incurred by Company in the ordinary course of business or in accordance with this Agreement. Prior to the Closing, the Company shall pay, as the same becomes due, all interest, fees and expenses accruing during the period from March 31, 2008, through the Closing Date on indebtedness under the Bank Credit Agreement, without regard to when such indebtedness was incurred; provided, however, that there shall be no reduction of the Cash Portion as the result of the Company's payment of any such amounts. In addition, prior to or concurrently with the Closing, Seller and the Company shall cause all Liens and security interests held by the lender under the Bank Credit Agreement and any other holder of indebtedness of the Company to be released and terminated in full, so that as of the Closing Date, the Assets will be free and clear of all Liens except for Permitted Encumbrances.

      6.12 Hedging Transactions. Seller and the Company shall use commercially reasonable efforts to cause the Hedging Transactions to remain in full force and effect after the Closing and shall take no action to cause any of the Hedging Transactions to be terminated; provided, however, that prior to the Closing, neither Seller nor the Company shall be required, and after the Closing, Seller shall not be required, to expend any money or provide any collateral to cause the Hedging Transactions to remain in full force and effect after the Closing Date. To the extent that, prior to or after the Closing, the counterparty(ies) in the Hedging Transactions require Buyer or the Company to provide additional margin or other additional security in order to maintain one or more of the Hedging Transactions in effect, such additional margin or other additional security shall be the responsibility of Buyer.

      6.13 Resignation of Officers and Directors. Each officer and director of the Company and each Company Employee shall resign his/her position with the Company, effective as of the Closing Date.

      6.14 2008 First Quarter Unaudited Financial Statements; Supplemental Unaudited Financial Statements. As soon as reasonably practicable after the date of execution of this Agreement, but in no event later than June 3, 2008, Seller will prepare, or will cause the Company to prepare, at the Company's expense, the 2008 First Quarter Unaudited Financial Statements. No later than August 15, 2008, Seller will prepare, or will cause the Company to prepare, at Buyer's expense, an unaudited consolidated balance sheet of the Company for the period from April 1, 2008, through June 30, 2008, and the related consolidated statement of operations, stockholder's equity, and cash flows for the foregoing period then ended (the "Supplemental Unaudited Financial Statements"). The 2008 First Quarter Unaudited Financial Statements and the Supplemental Unaudited Financial Statements will be prepared in accordance with GAAP consistently applied throughout the periods involved and will fairly present the consolidated financial position and the results of operations, changes in shareholders' equity, and cash flows of the Company as at the respective dates of, and for the respective periods referred to in, the 2008 First Quarter Unaudited Financial Statements and the Supplemental Unaudited Financial Statements, except that the 2008 First Quarter Unaudited Financial Statements and the Supplemental Unaudited Financing Statements may not contain all of the footnotes required by GAAP and shall be subject to normal, non-material audit adjustments.

      6.15 Employee Matters.

            (a) Prior to the Closing, the Company shall not terminate the employment of any Company Employee for any reason other than cause, or implement or commit to implement any increase in the salary or benefits of any Company Employee (other than the payment of bonuses earned or accrued prior to the Closing Date), in either case without the prior, written approval of Buyer. To the extent that the Company has committed to pay retention bonuses to any of the Company Employees, such retention bonuses shall not be paid until the expiration of the six (6) months after the Closing Date.

            (b) With respect to each Company Employee who resigns his/her position with the Company at the Closing, the Company shall be solely responsible for the satisfaction and discharge of all obligations and Liabilities owed to any such resigning Company Employees with respect to final pay and, to the extent the resigning Company Employees are entitled thereto, termination or severance pay, accrued vacation, final benefits distributions, and bonuses. Buyer shall satisfy and discharge any obligation owed to any such Company Employee as of the Closing Date concerning notice of rights under COBRA pertaining to rights of election to continue medical insurance coverage, as well as notices of rights under applicable Law concerning vested pension, profit-sharing, and other retirement benefits.

      6.16 Filing of Proxy/Information Statement; Amendment to Buyer's Articles of Incorporation. As soon as practicable following the date hereof, Buyer shall file with the SEC either a preliminary (i) Information Statement on Schedule 14C, indicating that holders owning in excess of fifty percent (50%) of Buyer's issued and outstanding common stock have approved amending Buyer's Articles of Incorporation to increase the number of authorized shares that Buyer may issue to 149,000,000, or (ii) Proxy Statement on Schedule 14A, seeking to obtain approval by the holders of in excess of fifty percent (50%) of Buyer's issued and outstanding common stock to amend Buyer's Articles of Incorporation to increase the number of authorized shares that Buyer may issue to 149,000,000. As soon as practicable following the twenty-first (21st) day after the mailing of a definitive Information Statement or Proxy Statement, as the case may be, to all of Buyer's stockholders, Buyer shall amend its Articles of Incorporation to increase the number of authorized shares that Buyer may issue to 149,000,000.

                                  ARTICLE VII
                        CONDITIONS; TERMINATION; REMEDIES

      7.1 Conditions Precedent to Seller's and the Company's Obligation to Close. All obligations of Seller and the Company under this Agreement are subject, at the option of Seller and the Company, to the fulfillment, on or prior to the Closing Date, of each of the following conditions:

            (a) each and every representation and warranty of Buyer under this Agreement shall be true and accurate in all material respects (and in all respects, in the cases of representations and warranties qualified by materiality or the requirements of a Material Adverse Effect) as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall then be true and accurate in all material respects (and in all respects, in the cases of representations and warranties qualified by materiality or the requirements of a Material Adverse Effect);

            (b) Buyer shall have performed and complied in all material respects with each and every covenant, agreement, and condition required by this Agreement to be performed or complied with, executed and delivered all documents required to be executed and delivered, and otherwise taken all actions required to be taken, in each case by Buyer on or prior to the Closing Date;

            (c) no suit, action, or other proceeding shall be pending or threatened before any court or arbitration tribunal or any Governmental Authority seeking to enjoin, restrain, prohibit, or declare illegal, or seeking substantial damages in connection with, the transactions contemplated in this Agreement;

            (d) Buyer shall have received all consents, authorizations, waivers, and approvals required to be obtained prior to the Closing by any court or Governmental Authority under any applicable Law concerning the transactions contemplated herein;

            (e) Buyer and Seller shall have executed the Registration Rights Agreement; and

            (f) Buyer shall have amended its Articles of Incorporation to increase the number of authorized shares as set forth in Section 6.16.

      7.2 Conditions Precedent to Buyer's Obligation to Close. All obligations of Buyer under this Agreement are subject, at Buyer's option, to the fulfillment, on or prior to the Closing Date, of each of the following conditions:

            (a) each and every representation and warranty of Seller and the Company under this Agreement (other than the representation and warranty contained in Section 3.3(b)(i), the sole and exclusive remedy for which is set forth in Section 5.3(d); the representation and warranty contained in Section 3.3(b)(ii), the sole and exclusive remedy for which is expressed therein; and the representation and warranty contained in Section 3.3(f), the sole and exclusive remedy for which is set forth in Section 5.4) shall be true and accurate in all material respects (and in all respects, in the cases of representations and warranties qualified by materiality or the requirements of a Material Adverse Effect) as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall then be true and accurate in all material respects (and in all respects, in the cases of representations and warranties qualified by materiality or the requirements of a Material Adverse Effect); provided, however, that no failure of Seller and the Company to fulfill the condition stated in this Section 7.2(a) will be deemed to result from a breach of the representations and warranties contained in Section 3.3(j) or
Section 3.3(k) (insofar only as such representation and warranty relates to environmental matters) if such breach constitutes an Environmental Condition for which Buyer receives a reduction of the Cash Portion pursuant to Section 5.3;

            (b) Seller and the Company shall have performed and complied in all material respects with each and every covenant, agreement, and condition required by this Agreement to be performed or complied with, executed and delivered all documents required to be executed and delivered, and otherwise taken all actions required to be taken, in each case by Seller and the Company on or prior to the Closing Date;

            (c) no suit, action, or other proceeding shall be pending or threatened before any court or arbitration tribunal or any Governmental Authority seeking to restrain, enjoin, prohibit, or declare illegal, or seeking substantial damages in connection with, the transactions contemplated in this Agreement;

            (d) Seller and the Company shall have received all consents, authorizations, waivers, and approvals required to be obtained prior to the Closing by any court or Governmental Authority under any applicable Law concerning the transactions contemplated herein; and

            (e) Seller and the Company shall have made arrangements with all relevant lenders to pay and discharge in full all indebtedness of the Company, and obtain releases or termination statements of all Liens, in each case referred to in Section 6.11.

      7.3 Termination. This Agreement may be terminated, and the transactions contemplated herein may be abandoned at any time prior to the Closing:

            (a) by mutual written consent of Seller and Buyer;

            (b) by the Party not in material breach or material default of this Agreement if, prior to the Closing Date, the other Party is in material breach or material default of its obligations under this Agreement;

            (c) by Buyer, at Buyer's option, if the Closing does not occur by the Closing Date for the reason that any of the conditions contained in Section
7.2 is not fulfilled or waived in accordance with this Agreement on or before the Closing Date; provided that all of the conditions set forth in Section 7.1 shall have been fulfilled by Buyer or waived by Seller on or before the Closing Date;

            (d) by Seller, at Seller's option, if the Closing does not occur by the Closing Date for the reason that any of the conditions contained in Section
7.1 is not fulfilled or waived in accordance with this Agreement on or before the Closing Date; provided that all of the conditions set forth in Section 7.2 shall have been fulfilled by Seller or the Company or waived by Buyer on or before the Closing Date; or

            (e) by Seller or Buyer, at each Party's option, if the aggregate amount by which the Cash Portion is reduced under the terms of Section 5.3 and
Section 5.4 (exclusive of the amounts required to discharge the indebtedness secured by the Liens for which Seller and the Company are obligated to deliver releases at the Closing pursuant to Section 6.11) equals or exceeds twenty percent (20%) of the Base Consideration.

      7.4 Remedies. If this Agreement is terminated pursuant to Section 7.3, this Agreement shall become void and of no further force and effect, except for the provisions of Sections 9.4, 11.7, 12.10, and this Section 7.4, all of which shall survive such termination and remain in full force and effect. If this Agreement is terminated by (a) Seller and Buyer pursuant to Section 7.3(a), or
(b) Seller pursuant to Section 7.3(b) or 7.3(d) if Buyer is unable to fulfill the condition set forth in Section 7.1(d), or (c) Buyer pursuant to Section 7.3(e) or Section 7.3(f), (d) by Buyer pursuant to Section 7.3(b) or 7.3(c) if Seller and the Company are unable to fulfill the condition set forth in Section 7.2(d), neither Party shall have any further liability to the other Party as the result of such termination. If Seller terminates this Agreement pursuant to
Section 7.3(b) or Section 7.3(d) as the result of Buyer's failure to fulfill any condition set forth in Section 7.1 other than Section 7.1(d), then in addition to such right of termination, the sole and exclusive remedy of Seller with respect to such failure by Buyer to fulfill such conditions shall be the right to retain the Deposit. If Buyer terminates this Agreement pursuant to Section 7.3(b) or Section 7.3(c) as the result of the failure of Seller and the Company to fulfill any condition set forth in Section 7.2 other than Section 7.2(d), then in addition to such right of termination, Buyer shall be entitled to the return of the Deposit, as well as to pursue any and all other remedies available to Buyer at law or in equity (but not including specific performance). If a Party resorts to legal proceedings to enforce this Agreement or any part thereof, the prevailing Party in such proceedings shall be entitled to recover all costs incurred by such Party, including reasonable attorneys' fees, in addition to any other relief to which such Party may be entitled.

                                  ARTICLE VIII
                                     CLOSING

      8.1 Closing. The Closing shall be held at the offices of Jackson Walker L.L.P., at 1401 McKinney, Suite 1900, Houston, Texas 77010, at 10:00 A.M., Central Time, on the ninetieth (90th) day after the date on which Seller or the Company delivers to Buyer the 2008 First Quarter Unaudited Financial Statements (the "Scheduled Closing Date"), or at such earlier or later date or other place or time as Seller and Buyer may agree in writing (the Scheduled Closing Date, as so adjusted, being referred to herein as the "Closing Date").

      8.2 Preliminary Settlement Statement. No later than three (3) Business Days prior to the Closing Date, Seller and the Company shall prepare and submit to Buyer a preliminary settlement statement (the "Preliminary Settlement Statement"), which sets forth Seller's estimate of the Adjusted Consideration, reflecting the Cash Portion, each adjustment thereto made in accordance with
Section 2.4 (including, without limitation, a calculation of the Working Capital), the proration of any other amounts required herein, and in each case, the method of calculating the same, as of the date of preparation of the Preliminary Settlement Statement, together with the designation of Seller's account for the wire transfer of the Adjusted Cash Portion pursuant to Section
8.3. If, for any reason, Buyer disputes any information contained in the Preliminary Settlement Statement, and Buyer and Seller are unable to resolve such dispute prior to the Closing Date, the Parties shall submit the dispute to arbitration pursuant to Section 12.10, and the Closing shall be deferred until three (3) Business Days after the issuance of the decision of the arbitrators as to such dispute.

      8.3 Actions at Closing. At the Closing, Seller and Buyer shall take the following actions:

            (a) Seller shall deliver to Buyer (i) stock certificates representing all of the Shares, (ii) the minute books and equity registry records of the Company, and (iii) the written resignations of the officers, directors, and employees of the Company required under Section 6.13;

            (b) Seller and Buyer shall execute and deliver (i) the Preliminary Settlement Statement and (ii) the Registration Rights Agreement;

            (c) Seller, Buyer, and Escrow Agent shall have executed and delivered the Escrow Agreement;

            (d) Buyer shall deliver the estimated Adjusted Consideration as follows: (i) as required by Section 11.5(c), to Escrow Agent, the sum of $600,000.00 by bank wire transfer of immediately available funds to the account established pursuant to the Escrow Agreement; (ii) to Seller, the remainder of the Adjusted Cash Portion as reflected in the Preliminary Settlement Statement, by bank wire transfer of immediately available U.S. funds to an account or accounts designated by Seller in the Preliminary Settlement Statement; and (iii) to Seller, stock certificates evidencing the Consideration Shares;

            (e) Seller shall deliver to Buyer releases of all Liens encumbering the Assets that do not constitute Permitted Encumbrances;

            (f) Seller shall deliver to Buyer all consents, waivers, and other similar matters required by any Governmental Authority or other Person to be obtained by Seller and the Company prior to the Closing;

            (g) Seller shall deliver to Buyer a certificate, dated and effective as of the Closing Date, executed by the president or an authorized vice president of Seller, certifying to Buyer that, on the Closing Date, the representations and warranties of Seller and the Company contained in this Agreement are true and correct in all material respects (and in all respects, in the case of representations and warranties qualified by materiality or the requirement of a Material Adverse Effect) and that all covenants of Seller contained herein have been performed in all material respects;

            (h) Seller shall deliver to Buyer an opinion, dated the Closing Date, of Baker & Hostetler LLP, counsel for Seller, that addresses the matters set forth in Schedule 8.3(h), and that is otherwise subject to customary qualifications and is in form and substance reasonably satisfactory to Buyer;

            (i) Buyer shall deliver to Seller a certificate, dated and effective as of the Closing Date, executed by the president or an authorized vice president of Buyer, certifying to Seller that on the Closing Date, the representations and warranties of Buyer contained in this Agreement are true and correct in all material respects (and in all respects, in the case of representations and warranties qualified by materiality or the requirement of a Material Adverse Effect) and all covenants of Buyer contained herein have been performed in all material respects;

            (j) Buyer shall deliver to Seller opinions, dated the Closing Date, of Thompson & Knight L.L.P. and Jackson Walker L.L.P., counsel for Buyer, that address the matters set forth in Schedule 8.3(j), and that are otherwise subject to customary qualifications and are in form and substance reasonably satisfactory to Seller;

            (k) Seller shall deliver to Buyer a statement that satisfies the requirements of Treas. Reg. ss.1.1445-2(b)(2), certifying that Seller is not a "foreign" Person for federal income tax purposes; and

            (l) Seller and Buyer shall execute such other documents and take such other actions as are provided for elsewhere in this Agreement or as may be necessary to consummate the transactions contemplated herein.

                                   ARTICLE IX
                              POST CLOSING MATTERS

      9.1 Final Settlement Statement. As soon as reasonably practicable after the Closing Date, but in no event later than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller: a final accounting statement, subject to verification by Seller, which sets forth, in reasonable detail, the final calculation and amount of the Adjusted Consideration, including the final calculation of the Working Capital and all other adjustments to the Cash Portion made in accordance with Section 2.4, and the actual proration of all other amounts required by this Agreement. For purposes of this Agreement, such final accounting statement shall be referred to as the "Final Settlement Statement". Seller agrees to use reasonable commercial efforts to assist and cooperate with Buyer in the timely preparation of the Final Settlement Statement, including the calculation of the Working Capital. Buyer agrees to give Seller and its authorized representatives full access to such employees, officers, and facilities and such books and records of Buyer and the Company, to the extent within Buyer's control, as is reasonably necessary to permit Seller to verify such calculations and/or review the Final Settlement Statement. No later than thirty (30) days after Seller's receipt of the Final Settlement Statement from Buyer, Seller shall deliver to Buyer written notice setting forth any changes to the Final Settlement Statement proposed by Seller. Buyer and Seller shall endeavor to agree on the Final Settlement Statement within thirty (30) days after Buyer's receipt of Seller's proposed changes thereto. If Buyer and Seller are unable to agree on the Final Settlement Statement on or before thirty (30) days after Buyer's receipt of Seller's proposed changes thereto, then Buyer and Seller shall submit all unresolved claims and amounts for arbitration in accordance with the terms of Section 12.10. If the Parties reach agreement on the Final Settlement Statement, payment by the Party obligated to do so shall be due on the later of (a) the thirtieth (30th) day after the date on which Seller receives the Final Settlement Statement from Buyer, or (b) five (5) Business Days after such agreement is reached. If Seller disputes the Final Settlement Statement in accordance with this Section 9.1, and such dispute is resolved by arbitration, payment by the Party obligated to do so shall be due on the fifth
(5th) Business Day after the arbitrators render their decision.

      9.2 Records. On or before the fifteenth (15th) Business Day after Closing, Seller shall deliver to Buyer, at Buyer's sole cost and expense, the Records. Buyer shall be entitled to all original Records pertaining to the Company. Prior to the delivery thereof to Buyer, Seller may make and retain, at its expense, copies of the Records. Buyer agrees to maintain all original Records until the third (3rd) anniversary of the Closing Date (or such longer period of time as Seller may request for those Records relevant for tax audit purposes), or, if any of such Records pertain to a Claim pending at such third anniversary date, until such Claim is finally resolved and the time for all appeals has been exhausted. Buyer will provide to Seller reasonable access to the Records for purposes of obtaining information for the preparation of tax returns, financial statements, and other legitimate business purposes of Seller.

      9.3 Further Cooperation. After the Closing Date, Buyer and Seller shall execute and deliver, or shall cause to be executed and delivered from time to time, such further documents and instruments, and shall take such other actions as either Party may reasonably request, to accomplish the transactions contemplated by this Agreement. If, after the Closing Date, either Party receives monies belonging to the other, such amounts shall be promptly disbursed to the Party entitled to receive them. If an invoice or other evidence of an obligation is received by a Party, which is either an obligation assumed by the other Party or partially an obligation of both Seller and Buyer, the Parties shall consult with each other, and an adjustment for such amount will be made either on the Final Settlement Statement, or, if the evidence of the obligation is not received until after the completion of the final accounting pursuant to
Section 9.1, in cash as the Parties may agree. If Seller and Buyer are unable to agree on the disposition of such an obligation, Seller and Buyer shall submit the matter to binding arbitration in accordance with the terms of Section 12.10.

      9.4 Confidentiality.

            (a) Seller's and Buyer's respective obligations under the Confidentiality Agreement shall terminate upon the Closing. Buyer agrees that if this Agreement is terminated for any reason whatsoever, Buyer's obligations under the Confidentiality Agreement shall continue in accordance with the terms thereof.

            (b) After the Closing, Seller agrees not to disclose geological, seismic and other proprietary data related to the Company or the Assets, or other information that Seller would treat as confidential if it were the owner of the Company or the Assets or any confidential information provided by Buyer to Seller, and Buyer agrees not to disclose proprietary or confidential information other than the Records provided by Seller to Buyer unless (i) the Party to which such confidentiality obligation is owed shall have consented thereto in writing, (ii) disclosure is required pursuant to a court order or by subpoena or similar legal process, or (iii) disclosure is made on advice of its counsel, pursuant to a request by a Governmental Body, pursuant to applicable Law, or to comply with the rules and regulations of any stock exchange, or (iv) such information has been previously made public (except as a result of a breach of this Agreement); provided, however, each Party may disclose such information to its representatives, agents, attorneys, consultants, and auditors as needed, but in such event, the relevant Party shall use reasonable efforts to cause such Persons to keep such information confidential.

      9.5 Gauging and Strapping. Seller or the Company shall have caused all storage facilities for crude oil, plant products, and other liquid Hydrocarbons located on or utilized in connection with the Assets to be gauged or strapped as of March 31, 2008, for those Assets served by the Company as operator prior to the Closing Date. In addition, Seller or the Company shall have caused the gas production meter charts (or if such charts do not exist, the sales meter charts) on the pipelines transporting gas production from the Assets to be read as of March 31, 2008, for those Assets served by the Company as operator prior to the Closing. Buyer shall be entitled to receive copies, at Buyer's expense, of the records of such gauging, strapping, and chart reading. For those Assets not operated by the Company prior to the Closing, applicable state regulatory agency production reports and records shall be used to determine the amount of crude oil, plant products, and other liquid Hydrocarbons in storage or gas existing in pipelines as of March 31, 2008. If such state regulatory agency reports or records are not available, another method mutually acceptable to the Parties shall be used.

      9.6 Name Change. Within sixty (60) days after the Closing Date, Buyer agrees to take all necessary action (i) with the proper Governmental Authorities in order to change the name of the Company to exclude any reference to the word "Voyager" and (ii) to remove the name "Voyager" from all Assets.

                                   ARTICLE X
                                   TAX MATTERS

      10.1 Tax Returns. For federal income Tax purposes, the books of the Company shall be closed as of the Effective Time, and the taxable income or loss of the Company for any taxable year or period that begins before and ends on or after the Effective Time shall be computed on the basis of the Company's permanent books and records as of the Effective Time. Except as provided in
Section 10.2, Seller shall cause the Company to prepare and cause to be timely filed (including extensions) all Tax Returns of the Company that are filed prior to the Effective Time; provided that Seller shall deliver to Buyer a draft of each federal income Tax Return (with all supporting records, attachments, statements, and calculations) and shall provide Buyer not less than ten (10) days within which to review and comment on such draft income Tax Returns. Except as provided in Section 10.2, Buyer shall prepare and timely file (including extensions), or cause the Company to prepare and timely file (including extensions), all Tax Returns of the Company that are filed after the Effective Time; provided that Buyer shall deliver or cause the Company to deliver to Seller a draft of each such Tax Return (with all supporting records, attachments, statements, and calculations) and shall provide Seller not less than ten (10) days within which to review and comment on the draft Tax Return. If the Parties are unable to agree upon any matters to be shown on such Tax Returns prepared by Seller or Buyer pursuant to this Section 10.1, or the calculation of any Tax liability to be shown thereon before the fifteenth (15th) day prior to the due date of the relevant Tax Return (taking into account available extensions), either Buyer or Seller may initiate the arbitration of such a dispute pursuant to the terms of Section 12.10. The Company shall be responsible for and pay all Taxes shown as owing by the Company on all such Tax Returns. Seller shall be liable for and shall pay and discharge when due all income, franchise or similar Taxes imposed on Seller (and any consolidated, combined, or unitary group of which Seller is a member) resulting from the sale and transfer of the Shares to Buyer hereunder.

      10.2 Transfer Taxes. Seller and Buyer shall each pay, or cause to be paid, all sales, use, transfer, and similar Taxes ("Transfer Taxes"), if any, imposed on it by applicable Law, if any, resulting from the sale and transfer of the Shares to Buyer hereunder and shall each prepare and file all Tax Returns required to be filed by it with respect to such Transfer Taxes.

      10.3 Cooperation. Each of Seller, the Company, and Buyer shall cooperate with the other Party and provide the other Party with all information in its possession or to which it has access (including reasonable access to relevant employees) which may be reasonably required by the other Party in connection with the preparation of any Tax Return or determination of any Tax and any audit or examination by any Tax authority of any Tax Return or payment. Buyer shall cause the Company to provide prompt written notice to Seller of any pending or threatened Tax audit, assessment, or proceeding relating to any Tax liability or any Tax Return of the Company with respect to any full or partial taxable year or period that ends before or includes the Effective Time. Buyer and the Company shall also cooperate with Seller's reasonable requests to file amended Tax Returns of the Company for taxable years or periods ending on or before the Effective Time. Seller shall bear all costs and expenses incurred in connection with the preparation and filing of any such amended Tax Return and the pursuit of any refund of Tax arising therefrom. If, after the Effective Time, Buyer or the Company receives a refund of any Tax attributable to a taxable year or period ending before or on the Effective Time, Buyer shall, or shall cause the Company to, promptly pay to Seller the amount received, together with any interest received or credited thereon and less the reasonable costs and expenses of Buyer and the Company incurred in connection with such refund.

      10.4 Tax-Sharing Agreements. All Tax-sharing or similar agreements with respect to or involving the Company shall be terminated as of the Effective Time and, after the Effective Time, the Company shall not be bound thereby or have any Liability thereunder.

                                   ARTICLE XI
                            SURVIVAL; INDEMNIFICATION

      11.1 Survival. All representations, warranties, covenants, agreements, and indemnities of Buyer and Seller under this Agreement shall survive the Closing and the delivery of the Shares and shall remain in force and effect as provided in this Article XI, regardless of any investigation at any time made by or on behalf of Buyer or Seller, or of any information that Buyer or Seller may have with respect thereto. Such survival does not obligate any Party to make any further representation or warranty after the Closing Date, or to cause any representation or warranty made hereunder to remain true and correct after the Closing Date.

      11.2 Indemnity as Sole Remedy. If the Closing occurs, then except as otherwise provided in this Article XI, the indemnities provided by each Party to the other under this Article XI shall constitute the sole and exclusive remedies for such Party and its Indemnity Group after the Closing with respect to (a) the inaccuracy or breach of any representation or warranty made by the other Party hereunder and (b) a breach or default in the performance by such other Party of any covenant or agreement of such other Party contained in this Agreement. Except as otherwise provided in this Article XI, if the Closing occurs, each Party hereby waives any Claim arising under common law, any statute, or otherwise against the other Party arising from or out of the inaccuracy or breach of any representation or warranty made by the other Party hereunder, or the breach or default in the performance by such other Party of any covenant or agreement of such other Party contained in this Agreement, in either case that arose or occurred prior to the Closing Date.

      11.3 Indemnities of Buyer. If the Closing occurs, regardless of any investigation made at any time by or on behalf of any Party or any information any Party may have, and regardless of the presence or absence of insurance, Buyer shall indemnify and hold harmless Seller and its Indemnity Group from and against any and all Claims and Liabilities caused by, arising out of, resulting from, or relating in any way to, and to pay to Seller or its Indemnity Group any sum that Seller or its Indemnity Group pays, or becomes obligated to pay, on account of: (a) any breach or default in the performance by Buyer of any covenant or Agreement of Buyer contained in this Agreement or any document executed in connection herewith; (b) any breach of a warranty or an inaccurate or erroneous representation made by Buyer in this Agreement (provided, however, that for purposes of this Section 11.3, all qualifications relating to Knowledge, materiality, or the requirement of a Material Adverse Effect contained in such representations and warranties shall be disregarded, except for the requirement of a Material Adverse Effect in Section 4.1(k)); and (c) all duties, obligations, and Liabilities accruing or resulting from, arising out of, or otherwise associated with the business and operations of the Company and the ownership, use, and operation of the Assets, whether such duties, obligations, or Liabilities accrue or arise before, at, or after the Effective Time, EXCEPT FOR Claims and Liabilities for which Buyer is entitled to receive indemnification from Seller under this Agreement (assuming that Buyer asserts any such right to indemnification in a timely and proper manner as provided in this Article XI).

      11.4 Indemnities of Seller. If the Closing occurs, regardless of any investigation made at any time by or on behalf of any Party or any information any Party may have, and regardless of the presence or absence of insurance, Seller shall indemnify and hold harmless Buyer and its Indemnity Group from and against any and all Claims and Liabilities caused by, arising out of, resulting from, or relating in any way to, and to pay Buyer or its Indemnity Group any sum that Buyer or its Indemnity Group pays or becomes obligated to pay, on account of: (a) any breach or default in the performance by Seller or the Company of any covenant or agreement of Seller and/or the Company contained in this Agreement or any document executed in connection herewith; (b) any breach of a warranty or an inaccurate or erroneous representation made by Seller and/or the Company in this Agreement (provided, however, that for purposes of this Section 11.4, all qualifications relating to Knowledge, materiality, or the requirement of a Material Adverse Effect contained in such representations and warranties shall be disregarded, except for the requirement of a Material Adverse Effect contained in Section 3.2(j)), and (c) all Retained Liabilities; provided, however, the indemnity of Seller provided in this Section 11.4 shall not include Claims and Liabilities arising out of (X) Section 3.3(b), the sole and exclusive remedies for which are set forth therein, (Y) Section 3.3(f), the sole and exclusive remedy for which is set forth in Section 5.4, and (Z) Section 3.3(j) and Section 3.3(k) (insofar only as the latter representation and warranty relates to environmental matters), the sole and exclusive remedy for which remedy for which is set forth in Section 5.3.

      11.5 Limitations on Indemnities.

            (a) After the Closing Date, neither Buyer nor Seller shall be entitled to seek indemnification from the other Party with respect to the inaccuracy or breach of any representation or warranty made by such Party hereunder, or a breach or default in the performance by such Party of any covenant or agreement of that Party contained in this Agreement, unless the Party seeking indemnification gives written notice of the alleged breach, inaccuracy, or default to the Party from whom indemnification is sought no later than nine (9) months after the Closing Date.

            (b) Notwithstanding any other provision of this Agreement, in no event shall Seller be entitled to receive indemnification under Section 11.3(a) or Section 11.3(b), nor shall Buyer be entitled to receive indemnification under
Section 11.4 unless: (a) the Liability associated with an individual Claim for which a Party seeks indemnification exceeds $50,000.00, and (b) the aggregate Liabilities associated with all Claims for which such Party seeks indemnification exceed $600,000.00, and then only to the extent of such excess over $600,000.00.

            (c) In no event shall the aggregate amount actually paid by Seller to Buyer with respect to Claims for indemnification under Section 11.4 exceed $600,000.00. In this regard, at the Closing, Buyer shall deposit in escrow with Escrow Agent the sum of $600,000.00 out of the Adjusted Cash Portion payable by Buyer to Seller at the Closing (the "Indemnity Holdback"). Escrow Agent shall hold the Indemnity Holdback in escrow for a period of nine (9) months after the Closing Date (or such longer period of time as may be required to permit the completion of all arbitration proceedings under Section 12.10 (if any) relating to Claims for indemnification by Buyer) subject to and in accordance with the terms of an escrow agreement in form and substance mutually acceptable to Escrow Agent, Seller, and Buyer (the "Escrow Agreement"). All Liabilities associated with Claims by Buyer for indemnification under Section 11.4 asserted in a timely manner as provided in, and that otherwise satisfy the criteria set forth in, this Section 11.5 shall be satisfied out of the Indemnity Holdback, and Seller shall have no personal responsibility or Liability for the payment or satisfaction of the Liabilities associated with any such Claims. Upon the expiration of the term of the Escrow Agreement, the Indemnity Holdback, to the extent not disbursed to Buyer pursuant to this Section 11.5(d), shall be disbursed to Seller, together with all interest accrued thereon in accordance with the terms of the Escrow Agreement during the term thereof.

      11.6 Assertion of Claims; Notices; Defense; Settlement.

            (a) Upon the discovery by a Party entitled to indemnification under any provision of this Agreement (the "Indemnified Party") of facts believed to entitle such Party to indemnification hereunder, including the receipt by any such Party of notice of a Claim from any third Person, the Indemnified Party shall give prompt written notice of any such Claim to the Party obligated to provide the requested indemnification (the "Indemnifying Party"). Each such notice shall set forth the facts known to the Indemnified Party pertaining to the relevant Claim and shall specify the manner in which the Indemnified Party proposes to respond to such Claim.

            (b) Within ten (10) days after the receipt by the Indemnifying Party of such notice, the Indemnifying Party shall state in writing to the Indemnified
Party: (i) whether the Indemnified Party may proceed to respond to the Claim in the manner set forth in its notice, or (ii) whether the Indemnifying Party shall assume responsibility for and conduct the negotiation, defense, or settlement of the Claim, and if so, the specific manner in which the Indemnifying Party proposes to proceed. If the Indemnifying Party assumes control of the Claim, the Indemnified Party shall at all times have the right to participate in the defense thereof and to be represented, at its sole expense, by counsel selected by it. No such Claim shall be compromised or settled by either the Indemnifying

Party or the Indemnified Party, as applicable, in any manner that admits liability on the part of the other Party or that might otherwise adversely affect the interest of such other Party without the prior written consent of such other Party, which consent will not be unreasonably withheld or delayed. As a condition precedent to indemnification under this Agreement, the Indemnified Party shall assign to the Indemnifying Party, and the Indemnifying Party shall become subrogated to, all rights and Claims, up to the amount of indemnification, of the Indemnified Party against third Persons arising out of or pertaining to the matters for which the Indemnifying Party shall provide indemnification. The amount of the Indemnified Party's Claim for indemnification shall be reduced by the amount of any insurance reimbursement paid to the Indemnified Party pertaining to the Claim.

      11.7 Limitation on Damages. For the breach or non-performance by any Party of any representation, warranty, covenant, or agreement contained in this Agreement, the liability of the obligor shall be limited to direct actual damages only, except to the extent that the obligee is entitled to specific performance or injunctive relief. AS BETWEEN THE PARTIES, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER SELLER OR THE COMPANY NOR BUYER SHALL BE LIABLE TO THE OTHER PARTY AS THE RESULT OF A BREACH OR A VIOLATION OF ANY REPRESENTATION, WARRANTY, COVENANT, AGREEMENT, OR CONDITION CONTAINED IN THIS AGREEMENT FOR SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, OR INDIRECT DAMAGES, LOST PROFITS, OR OTHER BUSINESS INTERRUPTION DAMAGES, IN TORT, IN CONTRACT, UNDER ANY INDEMNITY PROVISION, ARISING BY OPERATION OF LAW (INCLUDING, WITHOUT LIMITATION, STRICT LIABILITY), OR OTHERWISE. WITH RESPECT TO CLAIMS BY THIRD PERSONS, A PARTY MAY RECOVER FROM THE OTHER PARTY ALL COSTS, EXPENSES, OR DAMAGES (INCLUDING, WITHOUT LIMITATION, SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, OR INDIRECT DAMAGES), LOST PROFITS, AND OTHER BUSINESS INTERRUPTION DAMAGES IN ADDITION TO ACTUAL DIRECT DAMAGES PAID OR OWED TO ANY SUCH THIRD PERSON IN SETTLEMENT OR SATISFACTION OF CLAIMS AS TO WHICH THE RELEVANT PARTY IS ENTITLED TO INDEMNIFICATION HEREUNDER.

      11.8 Additional Indemnification of Buyer. Buyer shall defend, indemnify and hold harmless Seller, the Company and their respective Affiliates and each of their respective officers, directors, partners, managers and members, against any and all Claims and Liabilities, joint or several, to which they or any of them may become subject under the Securities Act of 1933, the Securities Exchange Act of 1934 or otherwise, insofar as such Claims and Liabilities arise out of or are based upon any act or omission of Buyer in connection with, or any untrue statement or alleged untrue statement of a material fact contained in, any registration statement, prospectus, offering circular, memorandum or other offering material, or in any supplement thereto or amendment thereof, used by Buyer or any of its Affiliates to offer for sale or sell securities, whether before or after the Closing, to fund any portion of the Cash Portion, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading. This indemnity shall be in addition to any liability that the Buyer may otherwise have under applicable Law or this Agreement, including but not limited to other liability under this Article XI or this Agreement and shall not be subject to any of the limitations on indemnities set out in Section 11.5 of this Agreement or to the limitations on damages set out in Section 11.7 of this Agreement.

                                  ARTICLE XII
                                  MISCELLANEOUS

      12.1 Exhibits. All exhibits and schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement for all purposes. Each Party and its counsel has received a complete set of exhibits and schedules prior to and as of the date of execution of this Agreement.

      12.2 Expenses. Except as otherwise specifically provided herein, Buyer shall pay all fees, costs, and expenses incurred by Buyer, and Seller shall pay all fees, costs, and expenses incurred by Seller and the Company, in each case in negotiating this Agreement and in consummating the transactions contemplated by this Agreement, including, without limitation, legal and accounting fees, costs, and expenses. The Company shall bear no portion of such fees, costs, and expenses.

      12.3 Assignment. Neither Seller nor Buyer shall assign this Agreement, except to an Affiliate of the assigning Party by assignment, transfer of equity, merger, reorganization, or consolidation, without the prior written consent of the non-assigning Party, which shall not be unreasonably withheld or delayed. Any such assignment of rights shall provide for the assumption by the transferee of the obligations of the assigning Party under this Agreement. No assignment of any rights hereunder shall relieve the assigning Party of any obligations or responsibilities hereunder. Upon the assumption by such a transferee of the obligations of the assigning Party under this Agreement, such transferee shall become primarily liable for all such obligations assumed. Notwithstanding any such assumption, however, if such a transferee fails to perform any of the obligations thus assumed, the assigning Party shall remain liable for the performance thereof. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

      12.4 Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by bonded overnight courier, or by facsimile transmission (provided any such telegram or facsimile transmission is confirmed either orally or by written confirmation), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to Buyer:                            If to Seller and the Company:

ABC Funding, Inc.                       Mr. Mike Parker
c/o Matthew S. Cohen                    Voyager Gas Holdings, L.P.
919 Third Avenue                        12225 Greenville Avenue
39th Floor                              Suite 870
New York, New York  10022               Dallas, Texas  75243
Attention:  Mr. Steven Barrenechea      Phone:  972-234-9000
Telephone No.:  (212) 751-3794          Fax:  972-234-9001
Facsimile No.:  (212) 999-1613
                                        with copies to:

                                        Mr. Christopher Ray
                                        Natural Gas Partners
                                        125 E. John Carpenter Fwy., Suite 600
                                        Irving, Texas  75062
                                        Phone:  972-432-1444
                                        Fax:  972-432-1441

                                        and

                                        Mr. John English
                                        Baker & Hostetler LLP
                                        1000 Louisiana
                                        Suite 2000
                                        Houston, Texas  77002
                                        Phone:  713-646-1384
                                        Fax:  713-750-1717.

Any notice given in accordance herewith shall be deemed to have been given on the Business Day when delivered to the addressee in person or by facsimile or bonded overnight courier; provided, however, that if any such notice is received after normal business hours, the notice will be deemed to have been given on the next succeeding Business Day. Any Party may change the address, telephone number, and facsimile number to which such communications to such Party are to be addressed by giving written notice to the other Party in the manner provided in this Section 12.4.

      12.5 ENTIRE AGREEMENT; CONFLICTS. THIS AGREEMENT, THE EXHIBITS HERETO, THE CONFIDENTIALITY AGREEMENT, THE REGISTRATION RIGHTS AGREEMENT, AND ANY OTHER DOCUMENTS EXECUTED BY THE PARTIES CONTEMPORANEOUSLY HEREWITH CONSTITUTE THE ENTIRE AGREEMENT AMONG THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS, AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF.

THERE ARE NO WARRANTIES, REPRESENTATIONS, OR OTHER AGREEMENTS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER THEREOF EXCEPT AS SPECIFICALLY SET FORTH HEREIN OR IN THE CONFIDENTIALITY AGREEMENT, THE REGISTRATION RIGHTS AGREEMENT, OR ANY SUCH CONTEMPORANEOUS AGREEMENTS, AND NEITHER BUYER, SELLER, NOR THE COMPANY SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT, OR STATEMENT OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND THE TERMS OF ANY OTHER RELATED AGREEMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OTHER SUCH RELATED AGREEMENT OF TERMS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL TERMS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE TERMS OF THIS SECTION 12.5.

      12.6 Amendment. This Agreement may be amended only by an instrument in writing executed by the Parties.

      12.7 Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of Buyer, Seller, or the Company, or their respective officers, employees, agents, or representatives, or any failure by Buyer, Seller, or the Company to exercise any of its rights under this Agreement, shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation, or warranty. The rights of Buyer, Seller, and the Company under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

      12.8 GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. ALL OF THE PARTIES CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT SHALL BE LITIGATED IN COURTS HAVING SITUS IN HOUSTON, HARRIS COUNTY, TEXAS.

      12.9 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

      12.10 Arbitration.

            (a) Any disagreement, difference, or dispute among the Parties provided in this Agreement to be resolved by arbitration shall be resolved pursuant to arbitration according to the procedures set forth in this Section
12.10. Either Party may commence an arbitration proceeding hereunder by giving written notice to the other Party.

            (b) If the dispute relates to items reflected in the Preliminary Settlement Statement or in the Final Settlement Statement (including, without limitation, the calculation of the Working Capital), Seller and Buyer, no later than five (5) Business Days after the delivery of the notice commencing the arbitration proceeding, submit the dispute for resolution by the Designated Accountants. The Parties will present their positions to the Designated Accountants in the offices of the Designated Accountants in Houston, Harris County, Texas, within fifteen (15) days after the submission of the dispute unless otherwise required by the Designated Accountants. The Designated Accountants will be required to resolve the dispute in a fair and equitable manner in accordance with GAAP consistently applied (as adjusted, in connection with a dispute relating to a Working Capital calculation, by and using the methodologies relating to such calculations embodied in this Agreement) within thirty (30) days after the presentation by the Parties of their positions.

            (c) If the dispute relates to a matter other than one described in
Section 12.10(b), Seller and Buyer, no later than five (5) Business Days after the delivery of the notice commencing the arbitration proceeding, shall each select an arbitrator. Promptly following their selection, the arbitrators selected by Seller and Buyer jointly shall select a third arbitrator. All arbitrators selected under this Section 12.10(c) shall have at least eight (8) years of professional experience in the oil and gas industries, and shall not previously have been employed by either Party and shall not have a direct or indirect interest in either Party or the subject matter of the arbitration. The arbitration hearing shall commence as soon as is practical, but in no event later than thirty (30) days after the selection of the third arbitrator. If any arbitrator selected under this Section 12.10(c) should die, resign, or otherwise be unable to perform his duties hereunder, a successor arbitrator shall be selected pursuant to the procedures set forth in this Section 12.10(c). The arbitrators shall settle all disputes in accordance with the Federal Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association, to the extent that such Rules do not conflict with the terms of such Act or the terms of this Agreement. Any arbitration hearing shall be held in Houston, Harris County, Texas.

            (d) The decisions of the Designated Accountants and the arbitrators shall be final and binding on the Parties and, if necessary, may be enforced in any court of competent jurisdiction. The Law governing all such disputes shall be the Laws of the State of Texas, including, without limitation, the Uniform Commercial Code as in effect in the State of Texas, as the same may be amended from time to time, but without regard to conflicts of laws principles. The fees and expenses of the Designated Accountants and the arbitrators shall be shared one-half by Seller and one-half by Buyer. Any payment to be made as the result of any dispute resolved by arbitration hereunder shall be due on the later of
(i) the date on which payments are due in connection with the Final Settlement Statement as provided in Section 9.1, or (ii) the fifth (5th) Business Day after the Designated Accountants or the arbitrators render their decision.

      12.11 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. At the Parties' election, this Agreement may be executed by the Parties in different locations and shall become binding upon both Parties upon the exchange by the Parties of executed signature pages by facsimile. In the event of such a facsimile execution, the Parties shall execute and deliver each to the other a fully executed original counterpart of this Agreement within thirty (30) days after such facsimile execution hereof; provided, however, that the failure of the Parties to execute such an original counterpart of this Agreement shall not affect or impair the binding character or enforceability of this Agreement.

                      [THIS SPACE LEFT BLANK INTENTIONALLY]

      IN WITNESS WHEREOF, Seller, the Company, and Buyer have executed this Agreement on the date first above written.


                                        SELLER:

                                        VOYAGER GAS HOLDINGS, L.P.
                                        By:  VGH GP, L.L.C., its General Partner


                                        By:    /s/ Mike Parker
                                               ---------------------------------
                                        Name:  Mike Parker
                                               ---------------------------------
                                        Title: President
                                               ---------------------------------


                                        COMPANY:

                                        VOYAGER GAS CORPORATION


                                        By:    /s/ Kirk Pogoloff
                                               ---------------------------------
                                        Name:  Kirk Pogoloff
                                               ---------------------------------
                                        Title: Vice President
                                               ---------------------------------

SIGNATURE PAGE FOR ABC FUNDING, INC., TO STOCK PURCHASE AND SALE AGREEMENT DATED AS OF MAY 22, 2008, BETWEEN VOYAGER GAS HOLDINGS, L.P., AS SELLER, VOYAGER GAS CORPORATION, AND ABC FUNDING, INC., AS BUYER


                                        BUYER:

                                        ABC FUNDING, INC.


                                        By: /s/ Steven Barrenechea
                                            ------------------------------------
                                            Steven Barrenechea
                                            Chief Executive Officer

                                  SCHEDULE 1.1

                                  DEFINED TERMS

      The following terms and expressions shall have the meanings set forth in the indicated provisions of this Agreement: "Adjusted Cash Portion", Section 2.4; "Adjusted Consideration", Section 2.2(b); "Assets", Exhibit A; "Cash Portion", Section 2.2(a); "Closing Date", Section 8.1; "Company", Preambles; "Company Benefit Policy", Section 3.2(r)(i); "Company Employees", Section 3.2(q); "Company Employee Benefit Plan", Section 3.2(r)(i); "Consideration Shares", Section 2.2(a); "Contracts", Exhibit A; "Deposit", Section 2.3; "Effective Time Balance Sheet", Section 9.1; "Escrow Agreement", Section 11.5(c); "Exclusive Period", Section 6.5; "Final Settlement Statement", Section 9.1; "Hydrocarbons", Exhibit A; "Indemnified Party" and "Indemnifying Party",
Section 11.6(a); "Indemnity Holdback," Section 11.5(d); "Interim Period",
Section 6.1; "Leases", Exhibit A; "Permits", Exhibit A; "Personal Property", Exhibit A; "Preliminary Settlement Statement", Section 8.2; "Real Property Interests", Exhibit A; "Records", Exhibit A; "SEC Reports", Section 4.1(k); "Shares", Preambles; "Supplemental Unaudited Financial Statements", Section 6.14; "Third Person Transaction", Section 6.5; "Transfer Taxes", Section 10.2; and "Wells", Exhibit A.

      In addition, the following terms and expressions shall have the meanings set forth hereinafter:

      "Advisory Services Agreement" means the Advisory Services, Reimbursement, and Indemnification Agreement dated May 21, 2004, among the Company and Natural Gas Partners.

      "Affiliate" means, with respect to a Party, any Person that directly or indirectly controls, is controlled by, or is under common control with, the relevant Party. For purposes of this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, contract, voting trust, membership in management or in the group appointing or electing management, or otherwise through formal or informal arrangements or business relationships.

      "Affiliated Group" means any affiliated group within the meaning of
Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign Law.

      "Allocated Value" means, with respect to each Lease, Well, Real Property Interest, item of Personal Property, and other Asset to which value is allocated herein, the amount set forth on Exhibit A-2 under the column styled "Allocated Value" for such Lease, Well, Real Property Interest, item of Personal Property, or other Asset. For purpose of this Agreement, Seller and Buyer agree and stipulate that the Allocated Values set forth in Exhibit A-2 have been established solely for use in calculating adjustments to the Cash Portion as provided herein, and not for purposes of federal or state income taxation, such Allocated Values being solely for the convenience of the Parties.


                                 Exhibit B - i

      "Bank Credit Agreement" means the Credit Agreement dated as of March 22, 2005, among the Company, as Borrower, and Bank of Texas, N.A., as such agreement may be amended, modified, extended, or restated from time to time.

      "Business Day" means any day other than a Saturday, Sunday, or other day on which commercial banks in Houston, Texas, are required or authorized by Law to be closed.

      "Casualty Event" means (a) any fire, explosion, accident, earthquake, act of the public enemy, act of God, or other similar event or occurrence that results in damage to or the destruction of any Asset, and (b) any taking of any Asset by condemnation or under the right of eminent domain.

      "Central Time" means Central Standard Time or Central Daylight Savings Time, as in effect in Houston, Texas, on the date in question.

      "Claims", for purposes of this Agreement, means any and all claims, demands, Liens, notices of non-compliance or violation, notices of liability or potential liability, investigations, actions (whether judicial, administrative, or arbitrational), causes of action, suits, and controversies.

      "Closing" means the consummation of the transactions contemplated in this Agreement.

      "COBRA" means the Consolidated Omnibus Reconciliation Act of 1985, as amended, as contained in Section 4980B of the Code.

      "Code" means the United States Internal Revenue Code of 1986, as amended.

      "Confidentiality Agreement" means the Confidentiality Agreement dated as of January 11, 2008, among Voyager Gas Holdings, L.P., Voyager Gas Corporation, and ABC Funding, Inc.

      "Confidentiality and Non-Compete Agreement" means the Confidentiality and Non-Compete Agreement dated as of May 21, 2004, among Seller, the Company, and certain of the limited partners in the Company.

      "Defect" means any of the following: Lien, charge; any contract, agreement, or obligation not constituting an Asset, or defect of title, to the extent only that any of the foregoing (1) does not constitute a Permitted Encumbrance, and (2) causes, or could reasonably be expected to cause: (a) a loss of title, in whole or in part, by the Company with respect to an Asset; (b) the title to an Asset not to be good, valid, and indefeasible; (c) an Asset to be subject to a Lien other than a Permitted Encumbrance; (d) in the case of a Lease or Well, and without limiting clauses (a), (b), and (c) of this definition, (i) the Company to receive a percentage of all Hydrocarbons produced, saved, and marketed from or allocable to such Lease or Well that is less than the Net Revenue Interest set forth in Exhibit A-2 for such Lease or Well, without reduction, suspension, or termination for the productive life of such Lease or Well, or (ii) the Company to be obligated to bear a percentage of the costs and expenses of operations on and the maintenance and development of such Lease or Well that is greater than the Working Interest set forth for such Lease or Well on Exhibit A-2 without increase for the productive life of such Lease or Well, unless such greater Working Interest yields a correspondingly


                                 Exhibit B - ii
greater Net Revenue Interest; or (e) the Company's interests in any Asset otherwise to be extinguished or the operation, use, possession, ownership, or value of the Company's interest in any Asset to be materially affected or interfered with, except for Permitted Encumbrances. The term "Defect" shall not include (x) a preferential right to purchase, right of first refusal, right of first offer, or similar right affecting any Asset (including, without limitation, any Contract), the operation of which is triggered by the transactions contemplated herein, regardless of which such right is exercised prior to the Closing, or (y) except as otherwise provided in Section 5.4(c), a third Person consent to assignment required before an Asset may be assigned, the operation of which is triggered by the transactions contemplated herein, that is not obtained prior to the Closing, both which are governed by Section 5.4. Notwithstanding the preceding terms of this definition, in no event shall any of the foregoing items constitute a "Defect" for purposes of Section 5.3 unless the Defect Amount calculated therefor as provided herein equals or exceeds $25,000.00.

      "Defect Amount" means: (a) if the relevant Defect affects all of the Company's interest in an Asset, such that the Defect results in a complete failure of title with respect thereto, the Defect Amount shall equal the full Allocated Value for the affected Asset; (b) if the Defect constitutes undischarged taxes, indebtedness, or Liens encumbering all or any portion of any Asset, the Defect Amount shall equal the sum necessary to be paid to the obligee to remove the Defect; (c) if the Defect results from a deficiency in the Company's actual Net Revenue Interest relative to that shown for the affected Lease or Well on Exhibit A-2 and on which the Allocated Value of such Lease or Well is based, the Defect Amount shall equal the positive difference (if any) obtained by subtracting (i) the product obtained by multiplying the Allocated Value for the affected Lease or Well by the ratio of the actual Net Revenue Interest being conveyed to the Net Revenue Interest set forth for such Lease or Well on Exhibit A-2, from (ii) the Allocated Value for such Lease or Well; (d) if the Defect results from the Company's actual expense-bearing interest in a Lease or Well being greater than the Working Interest shown for the affected Lease or Well on Exhibit A-2 and on which the Allocated Value of such Lease or Well is based, and such larger expense-bearing interest is not accompanied by a proportionate increase in the Company's Net Revenue Interest in such Lease or Well, the Defect Amount shall equal the positive difference (if any) obtained by subtracting (i) a recalculated Allocated Value for such Lease or Well using the same production rates, pricing, costs, tax forecasts, and discount factors used to calculate the original Allocated Value for such Lease or Well, adjusted to account for the diminution in the net present value of the future cash flows that results from the higher expense-bearing interest, from (ii) the Allocated Value for such Lease or Well set forth on Exhibit B; and (e) if the Defect is one other than the Defects described above in clauses (a), (b), (c), and (d) of this definition, the Defect Amount shall equal an amount determined by Seller and Buyer by evaluating the portion of the Assets affected by such Defect, the legal effect of the Defect, and the potential economic effect of the Defect over the life of the Assets affected.

      "Designated Accountants" means Reimer, McGuinness & Associates, P.C.

      "Effective Time" means 7:00 a.m., Central Time, on the Closing Date.


                                 Exhibit B - iii

      "Environmental Contaminants" means "hazardous substances" and "pollutants or contaminants", as those terms are defined in Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), petroleum, including any fraction thereof," and "natural gas, natural liquids, liquefied natural gas, or synthetic gas usable for fuel" as those terms are used in
Section 101 of CERCLA, any "solid or hazardous waste" as those terms are defined or used in the Resource Conservation and Recovery Act, and any wastes regulated by applicable rules of the Railroad Commission of Texas. The term also includes naturally occurring radioactive material ("NORM") concentrated, disposed of, released or present on, resulting from, or in association with Hydrocarbon activities.

      "Environmental Condition" means: (a) any event or condition (including, without limitation, any Release) with respect to air, land, soil, surface, subsurface strata, surface water, ground water, or sediment that causes the Assets to become subject to (or their owner or operator to have Liability or be potentially liable for) any removal, remediation, or response action under, or not be in compliance with, any Environmental Law or any Permit pursuant to any Environmental Law; (b) the existence of any written or oral Claim pending or threatened that reasonably may be expected to subject the Assets or the owner or the operator of the Assets to liability in favor of any Governmental Authority as the result of the alleged violation by such owner or operator or any other Person of any Environmental Law as it pertains to the Assets or the existence of any event or condition on the Assets described in this definition; (c) the failure of the Assets to be in compliance, or the owner or operator of the Assets to comply, in each case in all material respects with all applicable Environmental Laws with respect to the Assets; (d) the failure of the owner or operator of the Assets to obtain or maintain in full force and effect any Permit required under applicable Environmental Laws with respect to the Assets; or (e) any event or condition described in the preceding clauses (a), (b), (c), or (d) that results, or could reasonably be expected to result, in Liability to any Governmental Authority for any removal, remediation, or response action, or any other Person for injury to or death of any Person, Persons, or other living thing, or damage, loss, or destruction of property located on the Assets. An event or circumstance that results in the inaccuracy or breach of the representations and warranties contained in Section 3.3(j) or Section 3.3(k) (insofar only as such representation and warranty relates to environmental matters) shall constitute an Environmental Condition. The term "Environmental Condition" includes, without limitation, any release, disposal, spilling, leaking, pouring, emission, emptying, discharge, injection, escape, transmission, leaching, or dumping (collectively, a "Release"), or any threatened Release, of any Environmental Contaminants from, or related in any way to the use, ownership, or operation of, the Assets that has not been remedied in accordance with all applicable Environmental Laws. Notwithstanding the preceding terms of this definition, in no event shall any of the foregoing items constitute an "Environmental Condition" for purposes of Section 5.3 unless the Remediation Estimate calculated therefor as provided herein equals or exceeds $25,000.00.

      "Environmental Laws" means all applicable Laws (including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act, and the Oil Pollution Act of 1990, the Texas Solid Waste Disposal Act, and applicable rules of the Texas Railroad Commission relating to the management or disposal of oilfield waste, in each case as amended from time to time) relating to the protection of the public health, welfare, and environment, worker protection, emergency planning, and/or a community's right to know, including, without limitation, those Laws relating to the storage, handling, and use of chemicals and other hazardous materials, those relating to the Release, generation, processing, treatment, storage, transportation, disposal, or other management of waste materials of any kind, those relating to the protection of environmentally sensitive areas, and employee health and safety.


                                 Exhibit B - iv

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time and the regulations promulgated by the United States Department of Labor thereunder.

      "ERISA Affiliate" means, with respect to the Company, any other Person that, together with the Company, would be treated as a single employer under
Section 414 of the Code and relevant regulations promulgated by the United States Treasury Department.

      "Escrow Agent" means Amegy Bank N.A.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Financial Statements" means the consolidated balance sheets of the Company and the Merged Subsidiary, as of December 31, 2007, 2006, and 2005, and the related consolidated statements of operations, stockholder's equity and cash flows for the years ended December 31, 2007, 2006, and 2005, and the period from May 1, 2004, to December 31, 2004, as audited by Montgomery Coscia Greilich LLP, Certified Public Accountants (the "Company's Auditors"), including in each case the notes thereto, together with the reports thereon of the Company's Auditors.

      "GAAP" means generally accepted accounting principles for financial reporting in the United Sates, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor), applied on a basis consistent with the basis on which the Financial Statement were prepared.

      "Governmental Authority" means any governmental or quasi-governmental federal, state, provincial, county, city, or other political subdivision of the United States, any foreign country, or any department, bureau, agency, commission, court, or other statutory or regulatory body or instrumentality thereof.

      "Hedging Transaction" means any futures, hedge, swap, collar, put, call, floor, cap, option, or other Contract of the Company that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, interest rates, currencies, or securities.

      "Imbalance" means any imbalance between (a) the quantity of Hydrocarbons produced from any Well and allocated to a Person from time to time and the share of such production to which such Person is actually entitled by virtue of its ownership interest in such Well, (b) the quantity of Hydrocarbons produced from or allocable to any Well delivered, and the quantity of such Hydrocarbons received, in each case for gathering, transportation, or storage for the account of a Person, (c) the quantity of Hydrocarbons produced from or allocable to any Well delivered for processing or refining, and the quantity of products or residue Hydrocarbons redelivered, in each case for the account of a Person, and
(d) other similar types of Hydrocarbon-related imbalances attributable to the Wells.


                                  Exhibit B - v

      "Indemnity Group" means, for either Party, the Affiliates, officers, directors, managers, members, partners, employees, agents, and representatives of the relevant Party and, or, its Affiliates.

      "Knowledge" means (a) with respect to Buyer, the actual knowledge of the current directors and officers of Buyer, and (b) with respect to Seller and the Company, the actual knowledge of the current directors and officers of Seller and the Company.

      "Laws" means all constitutions, laws, statutes, ordinances, rules, regulations, orders, and decrees of the United States, any foreign country, and any local, state, provincial, or federal political subdivision or agency thereof, as well as all judgments, decrees, orders, and decisions of courts having the effect of law in each such jurisdiction, including, without limitation, all Environmental Laws.

      "Liabilities" means, for purposes of this Agreement, any and all losses, judgments, damages, liabilities, injuries, costs, expenses, interest, penalties, Taxes, fines, obligations, and deficiencies. As used herein, the term "Liabilities" includes, without limitation, reasonable attorneys' fees and other costs and expenses of any Party receiving indemnification hereunder incident to the investigation and defense of any Claim that results in litigation, or the settlement of any Claim, or the enforcement by any Party receiving indemnification hereunder of the relevant provisions of Article XI.

      "Lien" means any mortgage, deed of trust, pledge, security interest, encumbrance, lien, or charge of any kind (including any agreement to grant any of the foregoing), any conditional sale or title retention agreement, any lease in the nature thereof, or the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

      "Material Adverse Effect" means (a) when used with respect to the Company, a result or consequence that (i) would materially adversely affect the financial condition, results of operations, or business of the Company, taken as a whole, or the aggregate value of the Assets, (ii) would materially impair the ability of the Company to own, hold, develop and operate the Assets, or (iii) would impair the ability of the Company to perform its obligations hereunder or consummate the transactions contemplated hereby or prevent or materially delay the performance of this Agreement, excluding, however, changes resulting from commodity price movements, normal oilfield operating, drilling and producing occurrences or changes resulting from general economic conditions that may impact the energy industry as a whole, and (b) when used with respect to Buyer, a result or consequence that would materially adversely affect its ability to perform its obligations hereunder or consummate the transactions contemplated hereby or prevent or materially delay the performance of this Agreement, excluding, however, changes resulting from commodity price movements, normal oilfield operating, drilling and producing occurrences or changes resulting from general economic conditions that may impact the energy industry as a whole.

      "Merged Subsidiary" means Voyager South Texas Holdings, L.L.C., a Texas limited liability company.


                                 Exhibit B - vi

      "Natural Gas Partners" means Natural Gas Partners VII, L.P., a Delaware limited partnership.

      "Net Revenue Interest" means, with respect to each Lease and Well, the interest in and to all Hydrocarbons produced and saved from or attributable to the Lease(s) on which such Well is located, after giving effect to all valid royalties, overriding royalties, production payments, net profits interests, carried interests, reversionary interests, and other similar interests constituting burdens upon, measured by, or payable out of Hydrocarbons produced and saved from or attributable to such Lease(s) and Wells.

      "Parties" means, collectively, Seller, the Company, and Buyer.

      "Permitted Encumbrances" means:

            (a) preferential rights to purchase any Asset (including, without limitation, any Contract), required non-governmental, third Person consents to assignment, and similar agreements (i) the operation of which is not triggered by the transactions contemplated in this Agreement, or (ii) if triggered by the transactions contemplated herein, with respect to which, prior to the Closing,
(A) waivers or consents are obtained from the appropriate Persons, or (B) the appropriate time period for asserting such rights has expired without an exercise of such right;

            (b) required non-governmental, third Person consents to assignment, regardless of whether the operation of such consents is triggered by the transactions contemplated herein, if such consent is of a type customarily obtained subsequent to a sale or conveyance, and the failure to obtain such consent would not have a Material Adverse Effect on the business or operations of the Company or the use or value of the Assets;

            (c) Liens for Taxes or assessments not yet delinquent or, if delinquent, those Taxes or assessments that are being contested in good faith by proceedings diligently conducted in the normal course of business;

            (d) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of the Assets, regardless of whether the operation of such consents is triggered by the transactions contemplated herein, if the same are customarily obtained, given, or made subsequent to such sale or conveyance;

            (e) the Leases, the Contracts, the Permits, and the Real Property Interests;

            (f) all easements, rights-of-way, servitudes, permits, licenses, surface leases, and other rights to use the surface (in addition to the Real Property Interests) affecting or pertaining to the Assets, but that are not included in the Assets and do not interfere materially with the ownership, operation, value, or use of the Assets;

            (g) lessor's royalties, overriding royalties, division orders, production payments, net profits interests, carried interests, rights to recoupment, unitization, pooling, proration, and spacing designations, orders, and agreements, reversionary interests, and similar burdens, if the net cumulative effect thereof does not operate to cause the Company to receive less than the Net Revenue Interest set forth on Exhibit A-2 of all Hydrocarbons produced, saved, and marketed from any Lease or Well or bear and pay more than the Working Interest shown on Exhibit A-2 of all costs and expenses of operations in respect of such Lease or Well without a proportionate increase in the associated Net Revenue Interest;


                                 Exhibit B - vii

            (h) any operator's or other inchoate or undetermined Lien or charge, whether statutory or contractual, constituting or securing the payment of expenses which were or will be incurred in the ordinary course of business and incidental to the maintenance, development, production, or operation of any Asset, to the extent the same secure amounts not yet due and payable or that are being contested in good faith by proceedings diligently conducted in the normal course of business;

            (i) any Lien created under the terms of any Lease, Real Property Interest, or Contract to secure the performance of the obligations of the Company (or its successors in interest) thereunder;

            (j) conventional rights of reassignment;

            (k) the rights reserved to, vested in, or imposed by any Governmental Authority to control, regulate, or monitor the Assets in any manner, and all applicable Laws;

            (l) Defects and Environmental Conditions waived in writing by Buyer or which are deemed waived pursuant to this Agreement;

            (m) any matters set forth in the Schedules to this Agreement; and

            (n) all other Liens, charges, encumbrances, contracts, agreements, instruments, obligations, and irregularities affecting any Asset that in the aggregate are not such as to (i) interfere materially with the ownership, operation, value, or use of such Asset for the purposes for which it is held;
(ii) prevent the Company from receiving any proceeds from the sale of any Hydrocarbons; or (iii) cause the Company (A) to receive less than the Net Revenue Interest set forth on Exhibit A-2 of all Hydrocarbons produced, saved, and marketed from any Lease or Well, or (B) bear and pay more than the Working Interest shown on Exhibit A-2 of all costs and expenses of operations in respect of such Lease or Well without a proportionate increase in the associated Net Revenue Interest.

      "Person" means any individual, corporation, limited liability company, partnership, trust, unincorporated organization, Governmental Authority, or any other form of entity.

      "Punitive Consents" means any third Person consent to assignment required to be obtained prior to the transfer of an Asset that provides that, if such consent is not obtained prior to the relevant transfer, (a) such transfer will be void or voidable, (b) the Lease, Real Property Interest, or Contract burdened by such consent requirement will be terminated or become terminable, or (c) the Company will become liable for an express monetary penalty.

      "Reimbursement Agreement" means the Reimbursement Agreement dated May 21, 2004, among the Company and Natural Gas Partners.


                                Exhibit B - viii

      "Registration Rights Agreement" means the Registration Rights Agreement between Seller and Buyer on the terms set forth in Exhibit B hereto, with such additional terms and conditions as are customary in registration rights agreements and reasonably satisfactory to both Parties.

      "Remediation Estimate" means, with respect to an Environmental Condition, the share allocable to the owner of the Assets of the estimated cost (inclusive of Liabilities to Governmental Authorities and other Persons reasonably anticipated to be incurred by the Company and the other co-owners of the affected Lease, Well, Real Property Interest, or Personal Property as the result of such Environmental Condition), determined by Buyer in good faith, to remediate the relevant Environmental Condition in accordance with applicable Environmental Laws.

      "Retained Liabilities" means, collectively: (a) all indebtedness of the Company described in Section 6.11, to the extent such indebtedness is not discharged, or the Liens securing the same are not released or terminated in full, in either case prior to the Closing as required by Section 6.11; (b) any Claims and Liabilities arising out of the gross negligence, willful misconduct, or fraudulent conduct of Seller or the Company; (c) all Liabilities of the Company or the Merged Subsidiary relating to the plugging and abandonment of wells located on the "Garza Lease", which was sold by the Merged Subsidiary in January 2007 as part of the like-kind exchange transaction referred to in Note 3 of the auditors' notes accompanying the 2007 Year End Balance Sheet; (d) all Taxes for which Seller is responsible under Section 10.1; and (e) all costs and expenses incurred by Seller or the Company in connection with the transactions contemplated herein, including, without limitation, expenses incurred by Seller or the Company in connection with the cure or remediation of Defects or Environmental Conditions pursuant to Section 5.3.

      "Securities Act" means the Securities Act of 1933, as amended.

      "SEC" means the Securities Exchange Commission or any successor Governmental Authority.

      "Subscription and Contribution Agreement" means the Subscription and Contribution Agreement dated May 21, 2004, among Seller, Natural Gas Partners, et al.

      "Tax" or "Taxes" means any tax (including any income tax; capital gains tax; value-added tax; ad valorem, real property, personal property, and other tax not based on income, sales, production, receipts, or similar factors; production, severance, sales, excise, and other tax attributable to Hydrocarbon production or revenues from Hydrocarbons; Transfer Taxes; gift tax; or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by a foreign, federal, state, or local taxing authority or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

      "Tax Return" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any foreign, federal, state, or local taxing authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any legal requirement relating to any Tax.


                                 Exhibit B - ix

      "2008 First Quarter Balance Sheet" means the unaudited consolidated balance sheet of the Company for the period from January 1, 2008, through March 31, 2008, to be prepared by Seller and the Company pursuant to Section 6.14.

      "2008 First Quarter Unaudited Financial Statements" means the 2008 First Quarter Balance Sheet and the related consolidated statement of operations, stockholders equity, and cash flows as at March 31, 2008, to be prepared by Seller and the Company pursuant to Section 6.14.

      "2007 Year End Balance Sheet" means the audited consolidated balance sheet of the Company as at December 31, 2007, included in the Financial Statements.

      "Voting and Transfer Restriction Agreement" means the Voting and Transfer Restriction Agreement dated May 21, 2004, among Seller, Natural Gas Partners, et al.

      "Working Capital" means the difference, whether positive or negative, determined as of March 31, 2008, using the financial information and data contained in the 2008 First Quarter Balance Sheet, obtained by subtracting the current liabilities of the Company identified in the pro forma balance sheet attached hereto as Schedule 9.1 as "Working Capital Liabilities" from the current assets of the Company identified in Schedule 9.1 as "Working Capital Assets", calculated in each case in accordance with GAAP consistently applied, adjusted by and using the methodologies set forth in Schedule 9.1.

      "Working Interest" means, with respect to each Lease or Well, the interest of the Company that is burdened with the obligation to bear and pay costs of operations on or in respect of such Lease or Well.


                                 Exhibit B - x